Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

UNITE ACQUISITION 2 CORP., a Delaware corporation,

BLUE LASER FUSION ACQUISITION CO., a Delaware corporation

and

BLUE LASER FUSION INC., a Delaware corporation

September 4, 2026

3.8	Financial Statements	21
3.9	Absence of Certain Changes	22
3.10	Undisclosed Liabilities	22
3.11	Off-Balance Sheet Arrangements	22
3.12	Tax Matters	23
3.13	Assets	24
3.14	Real Property	24
3.15	Contracts	24
3.16	Powers of Attorney	24
3.17	Insurance	24
3.18	Litigation	25
3.19	Employees	25
3.20	Employee Benefits	25
3.21	Environmental Matters	25
3.22	Permits	27
3.23	Certain Business Relationships with Affiliates	27
3.24	Tax-Free Reorganization	27
3.25	Brokers’ Fees	28
3.26	Interested Party Transactions	28
3.27	Accountants	29
3.28	Minute Books	29
3.29	Board Action	29
3.30	Intellectual Property	29
3.31	Investment Company	30
3.32	Foreign Corrupt Practices Act	30
3.33	No Integrated Offering	30
3.34	No General Solicitation	30
3.35	Application of Takeover Provisions	30
3.36	No Other Representations	31
3.37	Independent Investigation; Disclaimer of Other Representations	31

ARTICLE IV	COVENANTS	31

4.1	Conduct of the Business Prior to Closing; Closing Efforts	31
4.2	Governmental and Third-Party Notices and Consents	32
4.3	Super 8-K	32
4.4	[Intentionally Omitted.]	33
4.5	Access to Information	33
4.6	Expenses	34
4.7	Indemnification; Insurance	35
4.8	Name	36
4.9	Parent Board; Amendment of Charter Documents; Corporate Policies	37
4.10	Parent Equity Incentive Plan	37
4.11	Information Provided to Stockholder	37
4.12	Securities Exemptions	38
4.13	Parent Auditor Letter	38
4.14	Failure to Fulfill Conditions	38
4.15	Notification of Certain Matters	38

4.16	Board Seats	39
4.17	Employment Agreements	39
4.18	No Solicitation; Exclusivity	39
4.19	Parent No Solicitation	42
4.20	Tax Matters	45

ARTICLE V	CONDITIONS TO CONSUMMATION OF MERGER	45

5.1	Conditions to Each Party’s Obligations	45
5.2	Conditions to Obligations of the Parent and the Acquisition Subsidiary	46
5.3	Conditions to Obligations of the Company	47

ARTICLE VI	DEFINITIONS	50

ARTICLE VII	TERMINATION	52

7.1	Termination	52
7.2	Effect of Termination	53
7.3	Break-Up Fee	54

ARTICLE VIII	MISCELLANEOUS	54

8.1	Press Releases and Announcements	54
8.2	No Third Party Beneficiaries	54
8.3	Entire Agreement	54
8.4	Succession and Assignment	54
8.5	Counterparts and Facsimile Signature	55
8.6	Headings	55
8.7	Notices	55
8.8	Governing Law	56
8.9	Amendments and Waivers	56
8.10	Severability	56
8.11	Submission to Jurisdiction	56
8.12	WAIVER OF JURY TRIAL	57
8.13	Remedies; Specific Performance	57
8.14	Survival	57
8.15	Construction	58

EXHIBITS

Exhibit A	Form of Subscription Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Amended and Restated Certificate of Incorporation of the Parent
Exhibit D	Amended and Restated Bylaws of the Parent
Exhibit E	Form of Pre-Merger Indemnity Agreement
Exhibit F	Form of Registration Rights Agreements

SCHEDULES

Schedule 1.6(c)	Exchange Ratio
Schedule 2	Company Knowledge Persons
Schedule 4.7(c)	Parent Indemnified Executives
Schedule 5.2(a)	Company Closing Consents
Schedule 5.3(b)	Parent Closing Consents

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

INTRODUCTION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of September 4, 2026, by and among UNITE ACQUISITION 2 CORP., a Delaware corporation (the “Parent”), BLUE LASER FUSION ACQUISITION CO., a Delaware corporation (the “Acquisition Subsidiary”), and BLUE LASER FUSION INC., a Delaware corporation (the “Company”). The Parent, the Acquisition Subsidiary and the Company are each a “Party” and referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, the Parties to this Agreement intend to effect a merger of the Acquisition Subsidiary, a wholly owned subsidiary of the Parent, with and into the Company, with the Company remaining as the surviving entity and wholly-owned subsidiary of the Parent after the merger (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”), whereby the securityholders of the Company as of immediately prior to the Effective Time (“Company Stockholders”) will receive shares of Parent’s common stock, par value $0.0001 per share (the “Parent Common Stock”) in exchange for their capital stock of the Company;

WHEREAS, the board of directors of the Company, after considering the terms and conditions of this Agreement and the transactions contemplated hereby, has unanimously (i) determined that this Agreement and transactions contemplated hereby are in the best interests of the Company and the Company Stockholders, (ii) approved and declared advisable the Merger, this Agreement and the consummation of the transactions contemplated hereby, (iii) directed that this Agreement be submitted for approval to the Company Stockholders, and (iv) resolved to recommend the approval and adoption of this Agreement by the Company Stockholders;

WHEREAS, the board of directors of each of the Parent and Acquisition Subsidiary, and the Parent, in its capacity as the sole stockholder of Acquisition Subsidiary, have unanimously approved and consented to the Merger, the execution by the Parent and Acquisition Subsidiary of this Agreement, and the consummation of the transactions contemplated hereby;

WHEREAS, contemporaneously with, and as a condition to, the Merger, the Parent will complete a private placement offering (the “Private Placement Offering”) of a minimum of

$25,000,000.00 (the “Minimum Offering”), or approximately 909,090 shares of Parent Common Stock, and a maximum of $50,000,000.00 (the “Maximum Offering”), or approximately 1,818,181 shares of Parent Common Stock, upon the terms and subject to the conditions of subscription agreements substantially in the form attached hereto as Exhibit A;

WHEREAS, for U.S. federal and applicable state and local tax purposes, the Parties intend for the Merger to qualify as a transaction described in Section 351(a) of the Code, and also as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement to constitute a “plan of reorganization” within the meaning of the regulations promulgated under the Code by the U.S. Department of the Treasury (the “Treasury Regulations”), specifically Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending legally to be bound, agree as follows:

ARTICLE I THE MERGER

1.1 The Merger.

(a) Upon and subject to the terms and conditions set forth in this Agreement, the Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Acquisition Subsidiary shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and will continue as the wholly owned subsidiary of the Parent.

(b) On the Closing Date (as defined below), the Parties shall cause the Merger to be consummated by filing a certificate of merger in the substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of Delaware in accordance with the DGCL. The Merger will become effective when the Certificate of Merger becomes effective with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

(c) The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL including, without limiting the generality of the foregoing and subject thereto and except as otherwise provided herein, (i) all the property, rights, privileges, powers and franchises of the Company and the Acquisition Subsidiary will be vested in the Surviving Corporation, without reservation or impairment, without further action or deed, and without any conveyance, transfer or assignment having occurred and (ii) the Surviving Corporation will have all debts, liabilities and duties of the Company and Acquisition Subsidiary.

(d) The Parties shall each use their respective commercially reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either the Company or the Acquisition Subsidiary, the officers of the Surviving Corporation are fully authorized in the name of Parent, the Company and Acquisition Subsidiary or otherwise to take, and shall take, all such lawful and necessary action.

1.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, via electronic exchange of documents, on such mutually agreeable date as soon as practicable (and in any event not later than three Business Days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in ARTICLE V hereof (the “Closing Date”). As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of California are required or authorized by applicable Law to close.

1.3 Actions at the Closing. At the Closing:

(a) the Company shall deliver to the Parent and the Acquisition Subsidiary the various certificates, instruments and documents to be delivered by the Company pursuant to Sections 5.1 and 5.2;

(b) the Parent and the Acquisition Subsidiary shall deliver to the Company the various certificates, instruments and documents to be delivered by the Parent and/or Acquisition Subsidiary pursuant to Sections 5.1 and 5.3; and

(c) the Company shall file the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

1.4 Additional Actions. If at any time after the Effective Time the Surviving Corporation or Parent shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation or Parent, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or the Acquisition Subsidiary or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation, Parent and its officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable Law) to execute and deliver, in the name and on behalf of either the Company, Parent or the Acquisition Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, Parent or the Acquisition Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, Parent or the Acquisition Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.

1.5 Conversion of Company Securities. At or immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any Party or any holder thereof, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall, in accordance with the terms of the Company’s certificate of incorporation (as amended), automatically be converted into the number of shares of Company Common Stock into which such share of Company Preferred Stock is then convertible (the “Preferred Conversion”). Each share of Company Common Stock issued upon the Preferred Conversion shall thereafter be deemed to be a Company Share for all purposes of this Agreement, including Section 1.6 hereof, and shall be entitled to be exchanged for Merger Shares. From and after the Preferred Conversion, no shares of Company Preferred Stock shall be deemed to be issued and outstanding, and the holders thereof shall cease to have any rights with respect to such shares of Company Preferred Stock, other than the right to receive Parent Common Stock as Company Stockholders pursuant to Section 1.6.

1.6 Exchange of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities, the Merger will be effected, and the following exchanges shall occur, in accordance with the following terms:

(a) Each share of capital stock of the Acquisition Subsidiary issued and outstanding immediately prior to the Effective Time will be exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the stock of the Surviving Corporation issued pursuant to such exchange will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation with the same rights, powers, and privilege as the shares so converted.

(b) Each share of the Company’s common stock, $0.0001 par value per share (the “Company Common Stock”) held by the Company as treasury shares or held by the Parent or Acquisition Subsidiary immediately prior to the Effective Time (such shares the “Excluded Shares”) will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(c) Subject to Section 1.6(b) and Section 1.7, at the Effective Time, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Conversion) (collectively, the “Company Shares” which shall not include, for the avoidance of doubt, the Excluded Shares) other than Dissenting Shares (as defined below) shall be exchanged for, and represent the right to receive, such number of shares of Parent Common Stock as is equal to the aggregate number of Company Shares (including any Dissenting Shares) multiplied by the “Exchange Ratio” set forth on Schedule 1.6(c) hereto, rounded up to the nearest whole share. The shares of Parent Common Stock for which the Company Shares are exchanged pursuant to this Section shall be referred to herein as the “Merger Shares.” The Merger Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

(d) After the Effective Time, the Parent shall issue to each Company Stockholder entitled to a portion of the Merger Shares pursuant to Section 1.6(c) such Company Stockholder’s portion of the Merger Shares as set forth on Schedule 1.6(c) and deliver or cause to be delivered certificates (which, for all purposes in this Agreement, may be in book entry form) representing such Merger Shares (the “Merger Share Certificates”). The Parent shall issue each Company Stockholder’s portion of the Merger Shares and Merger Shares Certificates within three (3) Business Days of the Effective Time.

(e) At the Effective Time by virtue of the Merger, and without any action of any Party or any other Person, each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by the Parent and converted into an option to purchase Merger Shares (each, a “Rollover Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (B) the Exchange Ratio. Each Rollover Option shall be subject to the terms of the Parent EIP and shall contain substantially the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time. Such conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code and, in the case of any Rollover Option that is an incentive stock option, the requirements of Section 424 of the Code. At or prior to the Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this Section 1.6(e).

1.7 Dissenting Shares.

(a) For purposes of this Agreement, “Dissenting Shares” means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which such Company Stockholder properly demands dissenters’ rights pursuant to, and which comply in all respects with, the provisions of Section 262 of the DGCL and the Company’s bylaws, and who have not effectively withdrawn or forfeited such rights prior to the Effective Time. Dissenting Shares shall not be exchanged for or represent the right to receive shares of Parent Common Stock as set forth in Section 1.6(c), but instead such Company Stockholders will be entitled to such rights (and only such rights) as are granted under Section 262 of the DGCL unless and until such Company Stockholder’s right to appraisal shall have ceased in accordance with the DGCL and the Company’s bylaws. Beginning at the Effective Time, Dissenting Shares will cease to exist, and except as otherwise provided by applicable Law, each holder of Dissenting Shares will cease to have any rights with respect thereto other than the rights granted pursuant to Section 262 of the DGCL. Notwithstanding the foregoing, if any Company Stockholder fails to validly perfect, or forfeits or withdraws his, her or its right to appraisal of Dissenting Shares under Section 262 of the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to relief provided by Section 262 of the DGCL, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be exchanged for and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.6(c), and (ii) promptly following the occurrence of such event and, if requested by the Parent, the proper surrender of such person’s Company Shares Certificate, the Parent shall issue the portion of the Merger Shares to which such Company Stockholder is entitled pursuant to Section 1.6(c) and issue a Merger Shares Certificate representing such Merger Shares. For purposes of this Agreement, “person” means any individual, entity or Governmental Entity.

(b) The Company shall give the Parent prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company. The Company shall not, except with the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands unless required by the court of the State of Delaware having jurisdiction thereof.

1.8 Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to Company Stockholders on the surrender for exchange of Company Shares, and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Merger Shares that would have otherwise been issued to such Company Stockholders. No payment shall be made with respect to any fractional Merger Shares to which the holder would otherwise be entitled, and the number thereof shall be rounded up to the next whole share.

1.9 Directors and Officers.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Acquisition Subsidiary, the Company or the holders of any shares of capital stock of any of the foregoing, the directors and officers of the Company as of immediately prior to the Effective Time or such other persons as are designated by the Company shall be the directors and officers of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal or until his or her respective successors are duly appointed and qualified, as the case may be, and the Surviving Corporation and the Parent shall take any necessary actions (whether prior to, at or after the Effective Time) as shall be necessary or appropriate to effectuate or carry out the purpose of this Section 1.9.

(b) At or prior to the Closing, the Board of Directors of the Parent shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take the following actions, to be effective upon the Effective Time: (i) elect to the Board of Directors of the Parent those persons set forth in Section 5.3(j); (ii) effect the resignation of all officers of the Parent and appoint as the officers of Parent those persons set forth in Section 5.3(j) or, in either case with regard to clauses (i) and (ii), such other persons designated by the Company (including any replacement for a director of the Company immediately prior to the Closing who is either unwilling or unable to serve as a director of the Parent upon the Effective Time); and (iii) appoint such persons set forth in (ii) as an “officer” within the meaning of Section 16 and Rule 16a-1(f) under the Exchange Act and as an “executive officer” within the meaning of Item 401(b) of Regulation S-K, Rule 405 promulgated under the Securities Act and Rule 3b-7 promulgated under the Exchange Act. All of the persons serving as directors of the Parent immediately prior to the Closing shall resign effective upon the election of the new directors, and all of the persons serving as officers of the Parent immediately prior to the Closing shall resign effective upon the appointment of the new officers, all subject to compliance with Rule 14f-1 promulgated under the Exchange Act. Subject to applicable Law, the Parent , with the assistance of the Company, has taken or shall take all action reasonably requested by the Company, but consistent with the certificate of incorporation and bylaws of the Parent, that is reasonably necessary to effect any such election or appointment of the designees of the Company to the Parent’s Board of Directors, including mailing to the Parent’s stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder at least 10 days prior to the Effective Time.

(c) The provisions of this Section 1.9 are in addition to and shall not limit any rights which the stockholders of the Company may have as a holder or beneficial owner of shares of capital stock of the Parent as a matter of law with respect to the election of directors or otherwise. The newly-appointed directors and officers of the Parent shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of the Parent and applicable Law.

1.10 Certificate of Incorporation and Bylaws. The Surviving Corporation or the Parent may make any necessary filings in the State of Delaware as shall be necessary or appropriate to effectuate or carry out fully the purpose of this Section 1.10:

(a) the certificate of incorporation of the Acquisition Subsidiary in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b) the bylaws of the Acquisition Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed;

(c) the certificate of incorporation of the Parent will be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit C hereto, and, as so amended and restated, will be the certificate of incorporation of the Parent until thereafter amended as provided by the DGCL and such certificate of incorporation; and

(d) the bylaws of the Parent will be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit D hereto, and, as so amended and restated, will be the bylaws of the Parent until thereafter amended as provided by the DGCL and the Parent’s certificate of incorporation.

1.11 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Company Shares, certificated or uncertificated, shall cease to have any rights with respect thereto, except as provided herein or by applicable Law, other than the right to receive Parent Common Stock in connection with the Merger.

1.12 Closing of Transfer Books. On the Business Day immediately preceding the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, any previously undelivered shares of Company Common Stock, whether due to a legal impediment to such delivery or otherwise, are presented to the Parent or the Surviving Corporation, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.6, subject to the provisions hereof and applicable Law in the case of Dissenting Shares.

1.13 Exemption from Registration; Rule 144.

(a) The Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.6 will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder and that any recipient of such shares of Parent Common Stock shall be an “accredited investor” as such term is defined in Regulation D. In addition, the Parent and the Company intend that the deemed offer and sale of Parent Common Stock to any stockholder of Parent prior to the Merger under Rule 145a under the Securities Act will be exempt from registration under the Securities Act by reason of Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder and that each holder of such shares of Parent Common Stock shall be an “accredited investor” as such term is defined in Regulation D. The shares of Parent

Common Stock to be issued pursuant to Section 1.6 hereof will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (B) an exemption from such registration exists and either the Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to the Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws; and the certificates (or book-entry security entitlements) representing such shares of Parent Common Stock will bear an appropriate legend and restriction on the books of the Parent or its transfer agent to that effect.

(b) The Parent is a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company acknowledges that pursuant to Rule 144(i), securities issued by a former shell company (such as the Merger Shares) that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the Parent (i) is no longer a shell company; and (ii) has filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it is no longer a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the Parent is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports. As a result, the restrictive legends on certificates or book entry positions for the Merger Shares cannot be removed except in connection with an actual sale meeting the foregoing requirements or pursuant to an effective registration statement.

(c) Notwithstanding Section 1.13(a) and (b) hereto, the Parent will enter into those certain Registration Rights Agreement substantially in the forms attached hereto as Exhibit F, on the Closing Date, by and among the Parent, the Purchasers (as defined therein), the persons or entities holding Placement Agent Warrants (each as defined therein), and the persons or entities holding Registrable Pre-Merger Shares (as defined therein) (the “Registration Rights Agreements”), pursuant to which the Parent will file, subject to customary exceptions and the other terms and conditions provided therein, a registration statement with the SEC, covering the Registrable Securities (as defined therein).

1.14 Certain Tax Matters. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Each of the Parties shall use its commercially reasonable efforts to cause the transactions contemplated hereby to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective subsidiaries and Affiliates not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Parties intend to report and, except to the extent otherwise required by a “final determination” within the meaning of Section 1313(a) of the Code (or analogous provisions of state, local or other Tax Laws), shall report (including on all applicable United States, state, local or foreign government reports, returns, declarations, statements, or other information required to be supplied to a taxing authority, or submitted to a third party pursuant to

Tax Laws, in connection with Taxes (collectively, “Tax Returns”) and in connection with any Tax audit), for all Tax purposes, the transactions contemplated hereby in accordance with the Intended Tax Treatment. For purposes of this Agreement, “Tax” or “Taxes” means any and all taxes or levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes, imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

1.15 Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or transferrable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Laws. If Parent determines that an amount is required to be deducted or withheld (other than for any payments treated as compensation for or with respect to employment under applicable Tax Law), Parent shall provide the person with respect to which the deduction or withholding is to be made with (a) reasonable advance notice of the intent to withhold, (b) sufficient opportunity to provide any forms or other documentation, and otherwise cooperation with such person to take such other steps, in order to reduce or eliminate such deduction or withholding, and (c) a statement in reasonable detail of the reasons Parent believes such withholding is required under applicable Laws. To the extent that amounts are so withheld and timely remitted to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

1.16 Debt Payoff. At the closing of the Private Placement Offering, the Parent shall cause to be paid from the proceeds thereof to the Debt Holder (as defined below) the amount specified in the Payoff Letter.

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent that the statements contained in this ARTICLE II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof (the “Company Disclosure Schedule”). For purposes of this ARTICLE II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of any of the individuals identified on Schedule 2 as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of officers, directors and key employees of the Company.

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material and adverse effect on the Company. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Parent complete and accurate copies of its certificate of incorporation and bylaws, each as amended to date. The Company is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date, except where such default or violation would not be reasonably expected to have a material and adverse effect on the Company.

2.2 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (a) 12,000,000 shares of Company Common Stock and (b) 4,164,232 shares of Company Preferred Stock of the Company, $0.0001 par value per share (“Company Preferred Stock”). As of the date of this Agreement, and without giving effect to the transactions contemplated by this Agreement or any of the other Transaction Documentation, (i) five million five hundred forty-four thousand fifty (5,544,050) shares of Company Common Stock are issued and outstanding, (ii) three million eight hundred seventy six thousand seven hundred twenty one (3,876,721) shares of Series Seed-1 Preferred Stock are issued and outstanding, (iii) sixty four thousand sixty five (64,065) shares of Series Seed-2 Preferred Stock are issued and outstanding, and (iv) one million nine hundred eighteen thousand eight hundred eighty-seven (1,918,887) shares of Company Common Stock are reserved for future issuance pursuant to outstanding options to purchase shares of the Company Common Stock (“Company Options”). There are no outstanding warrants to purchase Company Common Stock or Company Preferred Stock, except as set forth on Section 2.2 of the Company Disclosure Schedule (“Company Warrants”). There are no outstanding the promissory notes of the Company that are convertible into shares of Company Common Stock or Company Preferred Stock, except as set forth on Section 2.2 of the Company Disclosure Schedule (“Company Convertible Notes”). There are no outstanding SAFE agreements that are convertible into shares of Company Common Stock or Company Preferred Stock, except as set forth on Section 2.2 of the Company Disclosure Schedule (the “Company SAFE Agreements”). Section 2.2 of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of (a) all Company Stockholders, indicating the number and class of the Company’s shares held by each Company Stockholder, (b) all stock option plans and other stock or equity-related plans of the Company (“Company Equity Plans”) and the number of shares of Company Common Stock or Company Preferred Stock reserved for future awards thereunder, (c) all outstanding Company Options, indicating (i) the holder thereof, (ii) the number and class of the Company’s shares subject to each Company Option, (iii) the exercise price, date of grant, vesting schedule and expiration date for each Company Option, and (iv) any terms regarding the acceleration of vesting in connection with the transactions contemplated hereby, (d) all outstanding Company Warrants, indicating (i) the holder thereof, (ii) the number of shares of Company common stock or preferred stock subject to each Company Warrant, (iii) the exercise price, date of grant, vesting schedule and expiration date for each Company Warrant, and (iv) any terms regarding the acceleration of vesting in connection with the transactions contemplated hereby, (e) all outstanding Company Convertible Notes, indicating (i) the holder thereof, (ii) the original and outstanding principal amounts thereof, (iii) the interest rate thereon, (iv) the maturity date thereof, and (v) the conversion price per Company share therein (or the formula for determining such price) and (f) all outstanding Company SAFE Agreements, including the holder and their respective SAFE amounts. All of the issued and outstanding shares of Company capital stock are duly authorized, validly issued, fully paid, nonassessable and, effective as of the Effective Time, subject to Section 2.2 of the Company Disclosure Schedule, are free of all preemptive rights and have been issued in accordance with applicable Laws, including, the Securities Act and not in violation of any Security Interests (as defined below), purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right other than Company Warrants listed in Section 2.2 of the Company Disclosure Schedule, or as contemplated by the Private Placement Offering, there are no outstanding or authorized options, warrants, phantom stock or similar rights, securities, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any shares of Company common stock or preferred stock, or pursuant to which any outstanding shares of Company common stock or preferred stock is subject to vesting. Other than as listed in Section 2.2 of the Company Disclosure Schedule or as contemplated by this Agreement or the Private Placement Offering, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co- sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding shares of Company Common Stock or Company Preferred Stock were issued in compliance with applicable securities Laws.

2.3 Authorization of Transaction. Subject to the receipt of the Company Consents (as defined below), the Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the Transaction Documentation to which it is a party, and, subject to the adoption of this Agreement and (a) the approval of the Merger by the vote of Company Stockholders required by the DGCL and the Company’s bylaws, (b) any required vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the final and temporary regulations promulgated under the Code by the United States Department of the Treasury, and (c) the approvals and waivers set forth in Section 2.3 of the Company Disclosure Schedule (collectively, the “Company Consents”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the board of directors of the Company (i) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming it is a valid and binding obligation of the Parent and the Acquisition Subsidiary, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar Laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of Law or a court of equity.

2.4 Non-contravention. Subject to the receipt of Company Consents and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, neither the execution and delivery by the Company of this Agreement or the Transaction Documentation to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the certificate of incorporation or the bylaws of the Company, each as amended to date, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for such permits, authorizations, consents and approvals as to which the failure to obtain or make the same would not reasonably be expected to have a Company Material Adverse Effect (as defined below) and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (c) except as set forth in Section 2.4 of the Company Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Contract, except, in the case of the foregoing clause (c), for any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Company Material Adverse Effect or any notice, consent or waiver the absence of which would not reasonably be expected to have a Company Material Adverse Effect, (d) result in the imposition of any Security Interest upon any material assets of the Company or (e) violate any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws, in each case issued or imposed by a Governmental Entity (collectively, “Law” or “Laws”) applicable to the Company, except, in the case of the foregoing clause (e), such violations that would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s and similar Security Interests, (ii) Security Interests arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) Security Interests on goods in transit incurred pursuant to documentary letters of credit, (iv) Security Interests for current Taxes not yet due and payable, and (v) restrictions pursuant to applicable securities Laws, in each case arising in the Ordinary Course of Business (as defined below) of the subject person or entity and not material to the subject person or entity, taken as a whole. For purposes of this Agreement, “Ordinary Course of Business” means the ordinary course of such person’s business, consistent with past practice (including with respect to frequency and amount). For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, circumstance, effect or state of facts that either alone or in combination with any other event, change, circumstance, effect or state of facts that has a material adverse effect on (i) the assets, business, financial condition or results of operations of the Company or (ii) the ability of the Company to perform its obligations under this Agreement or the Transaction Documentation to which it is a party or to consummate the transactions contemplated hereby or thereby; provided, that, in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (a) conditions generally affecting the industries in which the Company participates or the U.S. or global economy or capital markets as a whole, except to the extent that such changes materially and disproportionately have a greater adverse impact on the Company, as compared to the adverse impact such changes have on similarly situated companies; (b) any failure by the Company to meet internal projections, budgets, or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement, pendency or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger or other transactions contemplated hereby; (d) any natural disaster in the United States or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof except to the extent that such changes materially and disproportionately have a greater adverse impact on the Company as compared to the adverse impact such changes have on similarly situated companies; (e) any changes (after the date of this Agreement) in United States generally accepted accounting principles (“GAAP”), other applicable accounting rules or applicable Laws, or changes or developments in political, regulatory or legislative conditions, except to the extent that such changes materially and proportionately have a greater adverse impact on the Company, taken as a whole, as compared to the adverse impact such changes have on similarly situated companies; (f) any matter disclosed in the Company Disclosure Schedule, or the draft Super 8-K (as defined below) provided to Parent prior to Closing (excluding any disclosures (whether contained under the heading “Risk Factors,” in any “forward-looking statements” disclaimer or in any other section) therein to the extent they are predictive or forward-looking in nature); or (g) the taking of any action required by this Agreement, the failure to take any action prohibited by this Agreement, or the taking of any action at the written request or with the prior written consent of the Parent and/or the Acquisition Subsidiary.

2.5 Subsidiaries. Except as set forth in Section 2.5 of the Company Disclosure Schedule, the Company does not have any subsidiaries nor does it control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association.

2.6 Compliance with Laws. The Company:

(a) and the conduct and operations of its business, are in compliance with each Law applicable to the Company or any of its properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) has complied with all federal and state securities Laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(c) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation; and

(d) is not and has not, and to the knowledge of the Company, the officers and directors of the Company are not and have not in their capacity as an officer or director of the Company, as applicable, been the subject of any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities Laws (in the case of an individual, that is described in Item 401(f)(1)-(3) of SEC Regulation S-K).

2.7 Financial Statements. The Company has provided or made available to the Parent: (a) the audited balance sheet of the Company as of December 31, 2024 and December 31, 2025, and the related statements of operations and cash flows for the year ended December 31, 2025 (collectively, the “Company Financial Statements”) and its unaudited balance sheet (the “Company Balance Sheet”) as of March 31, 2026 (the “Company Balance Sheet Date”), and the related unaudited statements of operations and cash flows of the Company for the three-month period then ended (the “Company Interim Statements”). The Company Financial Statements and the Company Interim Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except in each case as described in the notes thereto), and fairly present in all material respects the financial condition, results of operations and (to the extent applicable) cash flows of the Company as of the respective dates thereof and for the periods referred to therein and comply as to form in all material respects with the applicable rules and regulations of the SEC for inclusion of such Company Financial Statements and Company Interim Statements in the Parent’s filings with the SEC as required by the Exchange Act.

2.8 Absence of Certain Changes. Since the Company Balance Sheet Date, to the knowledge of the Company, there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

2.9 Undisclosed Liabilities. To the knowledge of the Company, except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company has no liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Balance Sheet, (b) liabilities not exceeding $100,000 in the aggregate that have arisen since the Company Balance Sheet Date in the Ordinary Course of Business, (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet, and (d) liabilities under this Agreement or reasonably incurred in connection with the negotiation and execution of this Agreement.

2.10 Contracts. Section 2.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements, the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Company subsidiaries of more than $250,000, in the aggregate, over the 12-month period ending December 31, 2025;

(ii) each contract and agreement with suppliers to the Company or any Company subsidiary for expenditures paid or payable by the Company or any Company subsidiary of more than $250,000, in the aggregate, over the 12-month period ending December 31, 2025;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company subsidiary is a party that are material to the business of the Company;

(iv) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company subsidiary or income or revenues related to any product of the Company or any Company subsidiary to which the Company or any Company subsidiary is a party;

(v) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $250,000;

(vi) all partnership, joint venture or similar agreements;

(vii) all contracts and agreements with any Governmental Entity to which the Company or any Company subsidiary is a party, other than any permits of the Company obtained in the Ordinary Course of Business;

(viii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(ix) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company subsidiary that relates to the Company, any Company subsidiary or their respective businesses;

(x) all leases or master leases of personal property reasonably likely to result in annual payments of $250,000 or more in a 12-month period; and

(xi) any other contract or arrangement that is material to the Company.

(b) Each Material Contract of the Company is a legal, valid, binding and enforceable obligation of the Company and in full force and effect, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity whether applied in a court of Law or a court of equity, (b) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Material Contract, except for any breach, violation or default that has not had and would not reasonably be expected to have a Company Material Adverse Effect, and (c) no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company of such Material Contract, except for any breach, violation or default that has not had and would not reasonably be expected to have a Company Material Adverse Effect, and, to the knowledge of the Company, no such event has occurred, is pending or is threatened with respect to any other contracting party to a Material Contract which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by such other party of such Material Contract, except for any breach, violation or default that has not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.11 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or, to the Company’s knowledge, threatened against the Company in writing which (a) seeks either damages in excess of $250,000 individually or $1,000,000 in the aggregate, (b) if determined adversely to the Company, would have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or (c) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

2.12 Brokers’ Fees. Other than as set forth on Section 2.12 of the Company Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.13 Schedule 14F-1. As of the Closing Date, the Company will have supplied the Parent all information with respect to it and its nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1, and such information is true, correct and complete in all material respects.

2.14 No Other Representations. The representations and warranties contained in this ARTICLE II are the only representations and warranties made by the Company. The Company disclaims any and all other representations and warranties other than those contained in this ARTICLE II, whether express or implied. The Company hereby expressly disclaims any such other representation or warranty, whether by the Company, or any of its representatives or any other person, notwithstanding the delivery or disclosure to Parent, Acquisition Subsidiary or any other person of any documentation or other written or oral information by the Company or any of its representatives.

2.15 Independent Investigation; Disclaimer of Other Representations. The Company acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Parent and the Acquisition Subsidiary set forth in ARTICLE III of this Agreement (and as qualified by the Parent Disclosure Schedule), (b) the express representations and warranties made by the Parent and the Acquisition Subsidiary in ARTICLE III of this Agreement (and as qualified by the Parent Disclosure Schedule) are the exclusive representations and warranties made by the Parent and Acquisition Subsidiary with respect to the Parent and Acquisition Subsidiary or the subject matter of this Agreement, and (c) no other person has made any representation or warranty as to the Parent or the Acquisition Subsidiary, except for those representations and warranties made by the Parent and Acquisition Subsidiary as expressly set forth in ARTICLE III of this Agreement (and as qualified by the Parent Disclosure Schedule). The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any person and acknowledges that the Parent and Acquisition Subsidiary and their respective Affiliates hereby specifically disclaim any such other representation or warranty made by any person. Except for the representations and warranties of the Parent and Acquisition Subsidiary set forth in ARTICLE III (and as qualified by the Parent Disclosure Schedule), neither the Parent nor the Acquisition Subsidiary is, directly or indirectly, and no other person on behalf of the either the Parent or the Acquisition Subsidiary is, making, and the Company specifically disclaims that it is relying on, any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Parent or the Acquisition Subsidiary made, communicated or furnished (orally or in writing) to the Company or its representatives (including any opinion, information, projection or advice in any management presentation), and the Parent and Acquisition Subsidiary disclaims any and all liability and responsibility for any such information and statements.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION SUBSIDIARY

Each of the Parent and the Acquisition Subsidiary represents and warrants to the Company, jointly and severally, that the statements contained in this ARTICLE III are true and correct, except as set forth in the disclosure schedule provided by the Parent to the Company on the date hereof (the “Parent Disclosure Schedule”). For purposes of this ARTICLE III, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of any director or executive officer of the Parent as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of officers, directors and key employees of the Parent.

3.1 Organization, Qualification and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and the Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Parent is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to be material. The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent and the Acquisition Subsidiary have furnished or made available to the Company complete and accurate copies of their certificates of incorporation and bylaws, each as amended to date. Neither the Parent nor the Acquisition Subsidiary is in default under or in violation of any provision of its certificate of incorporation, as amended to date, its bylaws, as amended to date, or any mortgage, indenture, lease, license or any other agreement or instrument referred to in Sections 3.15 or 3.16, except where such default or violation would not reasonably be expected to be material. The Parent is a “shell company,” formed as a vehicle to pursue a business combination and has no current or historical operations and only nominal assets.

3.2 Capitalization. As of immediately prior to the Preferred Conversion, and prior to giving effect to the issuance of the Merger Shares or the shares to be issued in the Private Placement Offering, the authorized capital stock of the Parent will consist of 300,000,000 shares of Parent Common Stock, of which 1,000,000 shares will be issued and outstanding to the stockholders listed on Section 3.2 of the Parent Disclosure Schedule (the “Pre-Merger Shares”), and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares will be outstanding. Section 3.2 of the Parent Disclosure Schedule sets forth a complete and accurate list of all stockholders of the Parent, indicating the number and class of Pre-Merger Shares held by each stockholder. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive, anti-dilution and similar rights and have been issued in accordance with applicable Laws, including, but not limited to, the Securities Act, and not in violation of any Security Interests, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except in connection with the Private Placement Offering, as expressly contemplated by the Transaction Documentation, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. Except in connection with the Private Placement Offering or as contemplated by the Transaction Documentation, there are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities Laws. The Merger Shares to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and Security Interests and will be issued in compliance with applicable federal and state securities Laws and not in violation of any Security Interests, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right.

3.3 Authorization of Transaction. Each of the Parent and the Acquisition Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Parent and the Acquisition Subsidiary of this Agreement and the agreements and documents contemplated hereby (collectively, the “Transaction Documentation”) to which it is a party, and the consummation by the Parent and the Acquisition Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Acquisition Subsidiary, respectively. Each of the documents included in the Transaction Documentation has been duly and validly executed and delivered by the Parent or the Acquisition Subsidiary, as the case may be, and, assuming it is a valid and binding obligation of the Company, constitutes a valid and binding obligation of the Parent or the Acquisition Subsidiary, as the case may be, enforceable against them in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar Laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of Law or a court of equity.

3.4 Non-contravention. Subject to the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery by the Parent or the Acquisition Subsidiary, as the case may be, of this Agreement or the Transaction Documentation to which it is a party, nor the consummation by the Parent or the Acquisition Subsidiary, as the case may be, of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational documents or bylaws of the Parent or the Acquisition Subsidiary, as the case may be, in each case as amended to date, (b) require on the part of the Parent or the Acquisition Subsidiary, as the case may be, any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than filing of Form D with the SEC and any applicable state securities filings with respect to the offering of the Merger Shares, which will be completed by Parent following the Effective Time in compliance with applicable Laws, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or the Acquisition Subsidiary, as the case may be, is a party or by which either is bound or to which any of their assets are subject, except, in the case of the foregoing clauses (b) and (c), for (i) any conflict, breach, default, failure, acceleration, termination, modification or cancellation which would not reasonably be expected to have a material and adverse effect on the Parent and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to have a material and adverse effect on the Parent and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Parent or the Acquisition Subsidiary or (e) violate any Laws applicable to the Parent or the Acquisition Subsidiary, except, in the case of the foregoing clause (e), such violations that would not reasonably be expected to have a material and adverse effect on the Parent.

3.5 Subsidiaries.

(a) The Parent has no subsidiaries, nor does it have any direct or indirect interest in any subsidiary, other than the Acquisition Subsidiary. The Acquisition Subsidiary is a corporation duly organized, validly existing and in corporate and Tax good standing under the Laws of the jurisdiction of its organization. The Acquisition Subsidiary was formed solely to effectuate the Merger, and has not conducted any business operations since its organization. The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of the Acquisition Subsidiary. The Acquisition Subsidiary has no assets other than minimal paid-in capital, has no liabilities or other obligations, and is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Acquisition Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Acquisition Subsidiary are owned by the Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities Laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or the Acquisition Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Parent or the Acquisition Subsidiary (except as contemplated by this Agreement). There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Acquisition Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Acquisition Subsidiary.

(b) At all times from June 23, 2026, the formation date, through the date of this Agreement, the business and operations of the Acquisition Subsidiary have been conducted exclusively through the Parent.

(c) The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a subsidiary.

3.6 SEC Reports and Prior Registration Statement Matters. Since the filing of the Parent’s Registration Statement on Form 10 on August 10, 2023 (the “Parent Form 10”), the Parent has timely filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) all reports, forms and documents that it was required to file with the SEC pursuant to the Exchange Act (together with the Parent Form 10, the “Parent Previous Filings”). The Parent shall notify the Company immediately and in writing of the filing of any additional forms, reports or documents with the SEC by the Parent after the date hereof and prior to the Effective Time, provided that Company is aware that the Parent will timely file a Form 8-K Current Report with respect to the execution and delivery of this Agreement (together with the Parent Previous Filings, the “Parent SEC Filings”). The Parent has timely filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) and made publicly available on the SEC’s EDGAR system, and the Company may rely upon, all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act and (ii) Section 906 of the Sarbanes Oxley Act of 2002 with respect to any documents filed with the SEC. The Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Parent SEC Filings complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof and as of the Effective Time, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent SEC Filings. As of their respective dates, the Parent SEC Filings, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the subsidiaries of the Parent is required to file or furnish any forms, reports or other documents with the SEC. No order suspending the effectiveness of any registration statement of the Parent under the Securities Act or the Exchange Act has been issued by the SEC and, to the Parent’s knowledge after reasonable inquiry, no proceedings for that purpose have been initiated or threatened by the SEC. Since the most recent filing of such certifications and statements, there have been no significant changes in the Parent’s internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act), or in other factors that could significantly affect its disclosure controls and procedures. The Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) and such controls and procedures are effective in ensuring that material information relating to the Parent, including its subsidiaries, is made known to the principal executive officer and the principal financial officer.

3.7 Compliance with Laws. Each of the Parent and its subsidiaries:

(a) and the conduct and operations of their respective businesses, are in compliance in all material respects with each Law applicable to the Parent, any subsidiary of the Parent or any of their properties or assets;

(b) has complied with all federal and state securities Laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a material and adverse effect on the Parent, and all prior issuances of its securities have been either registered under the Securities Act or exempt from registration;

(c) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past three years, the subject of any threat of material litigation;

(d) is not and has not, and the past and present officers, directors and Affiliates of the Parent are not and have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates are the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities Laws (in the case of an individual, that is described in Item 401(f)(1)-(3) of SEC Regulation S-K);

(e) except as set forth in Section 3.7(e) of the Parent Disclosure Schedule, does not and will not at the Closing, have any liabilities, contingent or otherwise, including to notes payable and accounts payable, and is not a party to any executory agreements; and

(f) is not a “blank check company” as such term is defined by Rule 419 of the Securities Act, except for Parent which is a “blank check company.”

3.8 Financial Statements. The audited financial statements and unaudited interim financial statements of the Parent included in the Parent SEC Filings (collectively, the “Parent Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (c) fairly present in all material respects the financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (d) are consistent in all material respects with the books and records of the Parent. There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

3.9 Absence of Certain Changes. Since the date of the most recent balance sheet contained in a Parent SEC Filing, Parent has conducted its business only in the Ordinary Course of Business, and there has not occurred or been entered into, as the case may be, any (a) event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a material and adverse effect on the Parent, (b) event that would reasonably be expected to prevent or materially delay the performance of the Parent’s obligations pursuant to this Agreement, (c) material change by the Parent in its accounting methods, principles or practices, (d) declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of the Parent or any redemption, purchase or other acquisition of any of the Parent’s securities, (e) increase in the compensation or benefits payable or to become payable to any officers or directors of the Parent or the Acquisition Subsidiary or establishment or modification of any compensatory plan of the Parent, (f) issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by the Parent, (g) amendment to the certificate of incorporation or bylaws of the Parent, (h) capital expenditures by the Parent, purchase, sale, assignment or transfer of any material assets by the Parent, mortgage, pledge or existence of any Security Interest, lien, encumbrance or charge on any material assets or properties, tangible or intangible of the Parent, except for liens for Taxes not yet due, or any cancellation, compromise, release or waiver by the Parent of any rights of material value or any material debts or claims, (i) incurrence by the Parent of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the Ordinary Course of Business since March 31, 2026 (which liabilities are not material, individually or in the aggregate), (j) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Parent, (k) entry by the Parent into any agreement, contract, lease or license, (l) acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which the Parent is a party or by which it is bound, (m) entry by the Parent into any loan or other transaction with any officers, directors or employees of the Parent, (n) charitable or other capital contribution by the Parent or pledge therefore, (o) entry by the Parent into any transaction of a material nature, or (p) negotiation or agreement by the Parent to do any of the things described in the preceding clauses (a) through (o), other than activities in connection with the transactions contemplated by this Agreement.

3.10 Undisclosed Liabilities. None of the Parent and its subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the most recent balance sheet contained a Parent SEC Filing, (b) liabilities which have arisen since the date of the most recent balance sheet contained a Parent SEC Filing in the Ordinary Course of Business which do not exceed $25,000 in the aggregate and contractual and other liabilities incurred in the Ordinary Course of Business since the date of the most recent balance sheet contained a Parent SEC Filing which are not required by GAAP to be reflected on a balance sheet.

3.11 Off-Balance Sheet Arrangements. Neither the Parent nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Parent and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its subsidiaries in the Parent’s or such Subsidiary’s published financial statements or other Parent SEC Filings.

3.12 Tax Matters.

(a) Each of the Parent and its subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, complete, and accurate in all material respects. The officers of the Parent and its subsidiaries after the Effective Time shall be responsible for preparing and filing all Tax Returns required to be filed after the Effective Time. Neither the Parent nor any of its subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the Parent was the common parent. Each of the Parent and its subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Parent and its subsidiaries for Tax periods through the date of the balance sheet contained in the most recent Parent SEC Filing do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. Neither the Parent nor any of its subsidiaries has any actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Parent or any of its subsidiaries during a prior period) other than the Parent and its subsidiaries. All Taxes that the Parent or any of its subsidiaries is or was required by Laws to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Parent or its subsidiaries.

(b) The Parent has delivered or made available to the Company complete and accurate copies of all federal and state income Tax Returns, Tax examination reports, and statements of Tax deficiencies assessed against or agreed to by the Parent or any of its subsidiaries since March 10, 2022, which is the date of the Parent’s inception. No examination or audit of any Tax Return of the Parent or any of its subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated. Neither the Parent nor any of its subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Parent or any of its subsidiaries was required to file any Tax Return for any Taxes generally or for any particular types of Taxes that was not filed. Neither the Parent nor any of its subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) Neither the Parent nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including any adjustment pursuant to Code Sections 481 or 263A (or any corresponding or similar provision of state, local or foreign Laws); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Laws) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including pursuant to Sections 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and U.S. Internal Revenue Service Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received on or prior to the Closing Date; (vi)

intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Laws); (vii) election made under Section 108(i) of the Code prior to the Closing or (viii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Parent or any of its subsidiaries from any period ending on or before the Closing Date to any period ending after such date.

(d) Neither the Parent nor any of its subsidiaries has participated in any “listed transaction,” as defined in Section 6706A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(e) Neither the Parent nor any of its subsidiaries has taken or agreed to take any action not contemplated by this Agreement that could reasonably be expected to prevent the Merger, together with the Private Placement Offering, from qualifying for the Intended Tax Treatment. To the knowledge of Parent, no facts or circumstances exist that could reasonably be expected to prevent the Merger, together with the Private Placement Offering, from qualifying for the Intended Tax Treatment.

3.13 Assets. Each of the Parent and the Acquisition Subsidiary owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Parent or the Acquisition Subsidiary (tangible or intangible) is subject to any Security Interest.

3.14 Real Property. Neither the Parent nor any of its subsidiaries owns, leases or uses any real property, nor have they ever owned, leased or used any real property.

3.15 Contracts. Except for this Agreement, the agreements to be executed by the Parent that are included as exhibits to this Agreement or such agreements that comprise the Transaction Documentation, the agreements filed as exhibits to the Parent SEC Filings, and the agreements set forth on Section 3.15 of the Parent Disclosure Schedule, the Parent is not a party to any contract, agreement, arrangement or other understanding, whether written or oral, which is currently in effect. All agreements or commitments set forth on Section 3.15 of the Parent Disclosure Schedule shall either be cancelled or satisfied at the Effective Time except for outstanding liabilities set forth in Section 3.7(e) of the Parent Disclosure Schedule.

3.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Parent or any of its subsidiaries.

3.17 Insurance. Other than directors and officer insurance in effect at the time of the Merger, the Parent does not own or maintain any insurance policies, nor is any insurance necessary for the operation of its business.

3.18 Litigation. There is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any Subsidiary of the Parent and there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving the Parent, the Acquisition Subsidiary, or the Parent’s officers, directors or employees, in their capacities as such, individually or in the aggregate. Neither the Parent nor the Acquisition Subsidiary are party to any inquiry, investigation, order, judgment or decree conducted or issued by any Governmental Entity.

3.19 Employees.

(a) Other than the sole officer of the Parent, the Parent and the subsidiaries of the Parent have no employees.

(b) Neither the Parent nor any of its subsidiaries is or ever has been a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. There has been no organizational effort made or, to the knowledge of the Parent, threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to the service providers of the Parent or any of its subsidiaries. Each individual providing services to the Parent or any of its subsidiaries has been properly classified as an employee or a non-employee service provider with respect to each such entity for all purposes under applicable Laws. No current or former employee, consultant or director of the Parent or the Acquisition Subsidiary owes any indebtedness to the Parent, the Acquisition Subsidiary or their Affiliates, nor does the Parent, the Acquisition Subsidiary or their Affiliates owe any indebtedness to any current or former employee, consultant or director of the Parent or the Acquisition Subsidiary, other than as set forth in the Payoff Letter.

3.20 Employee Benefits. Neither the Parent nor any of its subsidiaries or ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not ERISA applies to the arrangement) or multiemployer plan (each capitalized term in this sentence as defined in Section 4001(a)(3) of ERISA). Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually or in the aggregate, (a) result in any payment becoming due to any officer, employee, consultant or director of the Parent or the Acquisition Subsidiary, (b) increase or modify any benefits otherwise payable by the Parent or the Acquisition Subsidiary to any employee, consultant or director of the Parent or the Acquisition Subsidiary, or (c) result in the acceleration of time of payment or vesting of any such benefits. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

3.21 Environmental Matters.

(a) Each of the Parent and its subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (defined below). There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any of its subsidiaries, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, effect or state of facts that either alone or in combination with any other event, change, circumstance, effect or state of facts that has a material adverse effect on (i) the assets, business, financial condition, or results of operations of the Parent and the Acquisition Subsidiary, taken as a whole or (ii) the ability of the Parent or the Acquisition Subsidiary to perform its obligations under this Agreement or the Transaction Documentation to which it is a party or to consummate the transactions contemplated hereby or thereby; provided, that, in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute a Parent Material Adverse Effect nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (a) conditions generally affecting the U.S. capital markets as a whole except to the extent that such changes materially and disproportionately have a greater adverse impact on the Parent and the Acquisition Subsidiary, taken as a whole, as compared to the adverse impact such changes have on similarly situated blank check companies; (b) any failure by the Parent to meet internal or published projections, budgets or forecasts or revenue or earnings predictions; (c)the execution, delivery, announcement, pendency or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger or other transactions contemplated hereby; (d)any natural disaster in the United States or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof except to the extent that such changes materially and disproportionately have a greater adverse impact on the Parent and the Acquisition Subsidiary, taken as a whole, as compared to the adverse impact such changes have on similarly situated blank check companies; (e) any changes (after the date of this Agreement) in GAAP, other applicable accounting rules or applicable Laws, or changes or developments in political, regulatory or legislative conditions, except to the extent that such changes materially and disproportionately have a greater adverse impact on the Parent and the Acquisition Subsidiary, taken as a whole, as compared to the adverse impact such changes have on similarly situated blank check companies; or (f) the taking of any action required by this Agreement, the failure to take any action prohibited by this Agreement, or the taking of any action at the written request or with the prior written consent of the Company.

(b) The Parent has no environmental reports, investigations or audits relating to premises currently or previously owned or operated by the Parent or any of its subsidiaries (whether conducted by or on behalf of the Parent or its subsidiaries or a third party, and whether done at the initiative of the Parent or any of its subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Parent has possession of or access to.

(c) To the knowledge of the Parent, there is no material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any of its subsidiaries.

(d) For purposes of this Agreement, “Environmental Law” means any Law relating to the environment, including any Law pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) the reclamation of mines; (viii) health and safety of employees and other persons; and (ix) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any Law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

3.22 Permits. Parent has no licenses, permits and certificates from federal, state, local and foreign authorities (including federal and state agencies regulating occupational health and safety), or any other Governmental Entity, and none are necessary to its operations and business.

3.23 Certain Business Relationships with Affiliates. No Affiliate of the Parent or of any of its subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or any of its subsidiaries, (b) has any claim or cause of action against the Parent or any of its subsidiaries, or (c) owes any money to, or is owed any money by, the Parent or any of its subsidiaries except as disclosed in the Parent SEC Filings.

3.24 Tax-Free Reorganization.

(a) The Parent (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation which the Parent will acquire in the Merger, or to cause the Surviving Corporation to sell or otherwise dispose of its assets, all except if such liquidation, merger or disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1.368-2(k); and (iii) has no present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation.

(b) The Acquisition Subsidiary is a direct, wholly-owned Subsidiary of the Parent, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

(c) Immediately prior to the Merger, the Parent will be in control of Acquisition Subsidiary within the meaning of Section 368(c) of the Code.

(d) Neither the Parent, nor, to the knowledge of the Parent, any person related to the Parent (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) or any person acting as an intermediary for the Parent, has any present plan or intention to reacquire any of the Merger Shares.

(e) The Acquisition Subsidiary will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger.

(f) The Parent conducts no activities other than activities related to (i) maintaining its legal and/or corporate existence and its status as a “shell company” as defined in Rule 12b-2 under the Exchange Act, (ii) holding the capital stock of Acquisition Subsidiary, and (iii) any related accounting, legal, financial, administrative, Tax and other similar activities related to such matters.

(g) The Acquisition Subsidiary does not hold any property and does not have any Tax attributes immediately prior to the Merger, other than a de minimis amount of assets to facilitate its organization or maintain its legal existence and Tax attributes related to holding those assets.

(h) The Parent has not made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one (1)-year period preceding the Closing Date, except for purchases that are disregarded for such purposes under Treasury Regulations Section 1.1202-2.

(i) As of the date of this Agreement it is the present intention, and as of the day of the Effective Time it will be the present intention, of the Parent to continue, either through the Parent or through a member of the Parent’s “qualified group” within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii) (the “Qualified Group”), at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). As of the date of this Agreement and as of the date of the Effective Time, neither the Parent nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) with respect to the Parent has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Merger Shares issued to any holder of Company Shares in connection with the Merger. As of the date of this Agreement and as of the date of the Effective Time, the Parent does not have and will not have any plan or intention to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulations Section 1.368-2(k).

3.25 Brokers’ Fees. Except as listed on Section 3.25 of the Parent Disclosure Schedule, neither the Parent nor any of its subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.26 Interested Party Transactions. To the knowledge of the Parent, no officer, director or stockholder of the Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) (each, an “Affiliate”) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or any of its subsidiaries or (ii) purchases from or sells or furnishes to the Parent or any of its subsidiaries any goods or services, or (b) other than as disclosed in the Parent SEC Filings, a beneficial interest in any contract or agreement to which the Parent or any of its subsidiaries is a party or by which it may be bound or affected. Except as set forth in the Parent SEC Filings, Parent is not indebted to any officer, director or stockholder of the Parent or any “affiliate” or “associate” of any such person (each such person, a “Parent Insider”) (except for reimbursement of ordinary business expenses) and no Parent Insider is indebted to the Parent (except for cash advances for ordinary business expenses), all of which shall be paid or cancelled immediately at or prior to the Effective Time by Parent’s stockholders. Neither the Parent nor any of its subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any of its subsidiaries.

3.27 Accountants. Except for the preparation and filing of the Parent’s corporate Tax Returns, there have been no non-audit services performed by KNAV CPA LLP (the “Parent Auditor”) for the Parent and/or any of its subsidiaries, and the Parent has not taken any action or failed to take any action that would reasonably be expected to impair the independence of the Parent Auditor. The report of the Parent Auditor on the financial statements of the Parent for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles, although it did express uncertainty as to the Parent’s ability to continue as a going concern. During the Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Parent Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Parent Auditor.

3.28 Minute Books. The minute books and other similar records of the Parent and each of its subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. The Parent has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.

3.29 Board Action. The Parent’s board of directors (a) has unanimously determined that the Merger is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders, (b) has caused the Parent, in its capacity as the sole stockholder of the Acquisition Subsidiary, and the Board of Directors of the Acquisition Subsidiary, to approve the Merger and this Agreement by unanimous written consent, and (c) adopted this Agreement in accordance with the provisions of the DGCL.

3.30 Intellectual Property. The Parent does not own or license the right to use any patents, copyrights, trademarks, know-how or software, and none are or ever have been necessary for the operation of its business. To the Parent’s knowledge, the Parent is not infringing, and has never infringed, upon the intellectual property or proprietary rights of any person. There are no claims pending or, to the Parent’s knowledge, threatened alleging that the Parent is currently infringing upon or using in an unauthorized manner or violating the intellectual or proprietary rights of any person, and the Parent is unaware of any facts which would form a reasonable basis for any such claim. The Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement or contract relating to intellectual property.

3.31 Investment Company. None of the Parent or Acquisition Subsidiary is as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

3.32 Foreign Corrupt Practices Act. Neither the Parent nor its subsidiaries, nor to the Parent’s knowledge, any agent or other person acting on behalf of the Parent or its subsidiaries, has: (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Parent is aware) which is in violation of Law or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.33 No Integrated Offering. Neither Parent nor any Affiliates of Parent, nor any person acting on the behalf of any of the foregoing, has, directly or indirectly, (a) made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the shares of Parent Common Stock issuable pursuant to this Agreement under the Securities Act or cause this offering of such shares of Parent Common Stock to be integrated with prior offerings by Parent for purposes of the Securities Act or any applicable shareholder approval requirements of any authority, or (b) made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the shares to be issued in the Private Placement Offering under the Securities Act or cause Private Placement Offering to be integrated with prior offerings by the Parent for purposes of the Securities Act.

3.34 No General Solicitation. Neither the Parent, nor any of its Affiliates, nor, to the knowledge of the Parent, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the shares to be issued in the Private Placement Offering.

3.35 Application of Takeover Provisions. The Parent and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the certificate of incorporation of the Parent or the Laws of the State of Delaware to the transactions contemplated hereby, including the Merger and the Parent’s issuance of shares of Parent Common Stock to the Company Stockholders. The Parent has never adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Parent Common Stock or a change in control of the Parent.

3.36 No Other Representations. The representations and warranties contained in this ARTICLE III are the only representations and warranties made by the Parent and Acquisition Subsidiary. The Parent disclaims any and all other representations and warranties other than those contained in this ARTICLE III, whether express or implied. The Parent hereby expressly disclaims any such other representation or warranty, whether by the Parent, Acquisition Subsidiary, or any of its representatives or any other person, notwithstanding the delivery or disclosure to the Company or any other person of any documentation or other written or oral information by the Parent, Acquisition Subsidiary or any of their respective representatives.

3.37 Independent Investigation; Disclaimer of Other Representations. The Parent and Acquisition Subsidiary have conducted their own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) and assets of the Company and acknowledge that they have been provided reasonable access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Parent and Acquisition Subsidiary each acknowledge and agree that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in ARTICLE II of this Agreement (and as qualified by the Company Disclosure Schedule), (b) the express representations and warranties made by the Company in ARTICLE II of this Agreement (and as qualified by the Company Disclosure Schedule) are the exclusive representations and warranties made by the Company with respect to the Company, its business, or its assets or the subject matter of this Agreement, and (c) none of the Company Stockholders or any other person has made any representation or warranty as to the Company, its business, or its assets or the Company Stockholders, except for those representations and warranties made by the Company as expressly set forth in ARTICLE II of this Agreement (and as qualified by the Company Disclosure Schedule). Each of the Parent and Acquisition Subsidiary specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any person and acknowledges that the Company and each Company Stockholder and their respective Affiliates hereby specifically disclaim any such other representation or warranty made by any person. Except for the representations and warranties of the Company set forth in ARTICLE II (and as qualified by the Company Disclosure Schedule), none of the Company or any Company Stockholder is, directly or indirectly, and no other person on behalf of the Company or any Company Stockholder is, making, and each of the Parent and Acquisition Subsidiary specifically disclaims that it is relying on, any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company made, communicated or furnished (orally or in writing) to the Parent or its Affiliates or their respective representatives (including any opinion, information, projection or advice in any management presentation), and the Company and each Company Stockholder disclaims any and all liability and responsibility for any such information and statements.

ARTICLE IV COVENANTS

4.1 Conduct of the Business Prior to Closing; Closing Efforts.

(a) From the date hereof to the earlier of the Closing Date or the termination of this Agreement, the Parent shall not take any of the actions specified in Section 3.9 or any actions except in the Ordinary Course of Business except (i) as consented to by the Company, (ii) as expressly contemplated by this Agreement or (iii) as required by applicable Laws.

(b) Each of the Parties shall use its commercially reasonable efforts, to the extent commercially reasonable and advisable in light of the circumstances (“Commercially Reasonable Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Commercially Reasonable Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement. The Parent will, following the Effective Time, timely complete all filings with the SEC and individual states required by Regulation D under the Securities Act with respect to the issuance of the Merger Shares and in connection with the Private Placement Offering.

(b) The Company shall use its Commercially Reasonable Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, if any, as are required to be listed in Section 2.4 of the Company Disclosure Schedule.

4.3 Super 8-K. Promptly after the execution of this Agreement, the Parties shall draft a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby (including the “Form 10 information” required by Items 2.01(f) and 5.01(a)(8) of Form 8-K and the financial statements required thereby) (the “Super 8-K”). As soon as reasonably practicable, but in any event no later than five (5) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to the Parent the audited and interim unaudited financial statements of the Company, and pro forma financial statements reflecting the Merger, all in compliance with the applicable rules and regulations of the SEC required for inclusion in the Super 8-K and any other filings of the Parent with the SEC (the “Financial Statements”). Each of the Company and the Parent shall cause the Super 8-K to be filed with the SEC within four Business Days after the Closing of the transactions contemplated by this Agreement and to otherwise comply with all requirements of applicable federal and state securities Laws and shall cause any amendment to the Super 8-K required to be filed (e.g., to provide updated financial and pro forma financial information) with the SEC by the applicable deadline. Each of the Company and the Parent shall cooperate in good faith and shall furnish to the other Party, promptly upon request, such additional or updated financial statements, pro forma financial information and other information as may be reasonably required for any amendment to the Super 8-K or for any subsequent report or filing required under the Exchange Act or the Securities Act in connection with the transactions contemplated by this Agreement.

4.4 [Intentionally Omitted.].

4.5 Access to Information.

(a) During the period from the date of this Agreement to the Effective Time, the Company shall permit representatives of the Parent to have reasonable access (during normal business hours at reasonable times, upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company; except that (i) such investigation will not include the sampling of the soil, groundwater, surface water, indoor or outdoor air, or vapors of the Company’s facilities without the Company’s prior written consent and (ii) the Company shall not be required to disclose any information that would jeopardize attorney-client privilege, contravene any applicable Law, or violate any agreement binding on the Company as of the date of this Agreement.

(b) During the period from the date of this Agreement to the Effective Time, the Parent and Acquisition Subsidiary shall permit representatives of the Company to have reasonable access (during normal business hours at reasonable times, upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Parent or the Acquisition Subsidiary) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Parent or the Acquisition Subsidiary; except that neither the Parent nor Acquisition Subsidiary shall be required to disclose any information that would jeopardize attorney-client privilege, contravene any applicable Law, or violate any agreement binding on the Parent or the Acquisition Subsidiary as of the date of this Agreement.

(c) The Parent and each of its subsidiaries (i) shall treat and hold as confidential any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information for any purpose except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company or destroy (at the option of the Company) all embodiments (and destroy all copies) thereof which are in its possession. For purposes of this Agreement, “Company Confidential Information” means any information concerning the Company, whether furnished to Parent or any of its subsidiaries before or after the date of this Agreement, together with any and all analyses or other documents prepared by the Parent or any of its subsidiaries or their respective directors, employees advisors, attorneys, accountants, consultants, subcontractors, or representatives (collectively “Representatives”) which contain or otherwise reflect such information; provided, however, that Company Confidential Information shall not include any information (A) which, at the time of disclosure, the Parent or Acquisition Subsidiary can demonstrate is generally available to the public other than as a result of non-permitted disclosure by the Parent, any of its subsidiaries or their respective Representatives, (B) which, after disclosure, becomes available publicly through no fault of the Parent, any of its subsidiaries or their respective Representatives, (C) which the Parent or any of its subsidiaries knew or to which the Parent or any of its subsidiaries had access prior to disclosure to them by the Company or any of its Representatives, as demonstrated by competent evidence, provided that the source of such information is not known by the Parent or any of its subsidiaries to be bound by a legal, fiduciary or contractual obligation of confidentiality or secrecy to the Company or another party, or (D) which the Parent or any of its subsidiaries rightfully obtains from a source other than the Company or its Representatives, provided that the source of such information is not bound by a legal or contractual obligation of confidentiality or secrecy to the

Company or another party. Parent and Acquisition Subsidiary shall be liable for any breach of this Section 4.5 by any of their respective subsidiaries or Representatives. The obligations of the Parties (and of such other persons as to whom Company Confidential Information is delivered) pursuant to this paragraph shall continue indefinitely, except as otherwise required by applicable Law, governmental regulation, governmental or regulatory investigation, stock exchange rule or court order.

(d) The Company (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information for any purpose except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent or destroy (at the option of Parent) all embodiments (and destroy all copies) thereof which are in its possession. For purposes of this Agreement, “Parent Confidential Information” means any information concerning the Parent or any Subsidiary of the Parent that is furnished to the Company by the Parent or its subsidiaries in connection with this Agreement, whether before or after the date of this Agreement, together with any and all analyses or other documents prepared by the Company or any of its Representatives which contain or reflect such information; provided, however, that Parent Confidential Information shall not include any information (A) which, at the time of disclosure, the Company can demonstrate is generally available to the public other than as a result of non-permitted disclosure by the Company or its Representatives, (B) which, after disclosure, becomes available publicly through no fault of the Company or its Representatives, (C) which the Company knew or to which the Company had access prior to disclosure, as demonstrated by competent evidence, provided that the source of such information is not known by the Company or any subsidiary of the Company to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent or (D) which the Company rightfully obtains from a source other than the Parent or a Subsidiary of the Parent, provided that the source of such information is not known by the Company or any Company subsidiary to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent. The Company shall be liable for any breach of this Section 4.5(d) by any of its Representatives. The obligations of the Parties (and of such other persons as to whom Parent Confidential Information is delivered) pursuant to this paragraph shall continue indefinitely, except as otherwise required by applicable Law, governmental regulation, governmental or regulatory investigation, stock exchange rule or court order.

4.6 Expenses. The costs and expenses of each Party (including legal fees and expenses of such Party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party that incurred such costs and expenses, unless otherwise agreed to by such Parties; provided, however, that all reasonable and documented fees and expenses of the Placement Agent (including reasonable and documented fees and expenses of its legal counsel) and other reasonable and documented fees and expenses relating to the transactions contemplated hereby and the Private Placement Offering, including legal and accounting fees of the Company, the Parent and Lucius Partners Opportunity Fund, LP (“Lucius Partners”), and any expenses of the Parent advanced by Lucius Partners or its affiliates or principals (such as registered agent and EDGAR filing fees and accounting or audit fees incurred prior to the execution of this Agreement), shall be paid or reimbursed from the gross proceeds of the Private Placement Offering at each closing thereof, as applicable, including the amounts advanced pursuant to that certain unsecured promissory note agreement with Lucius Partners Opportunity Fund, LP. The Parties further agree that a fixed fee of $150,000 for the legal services of Sichenzia Ross Ference Carmel LLP

(“SRFC”) relating to the transactions contemplated hereby and the Private Placement Offering, plus reasonable and documented out-of-pocket expenses not to exceed $10,000 in the aggregate (such that total fees and expenses of SRFC shall not exceed $160,000 in the aggregate), plus a monthly retainer of $3,000 for (i) SRFC’s ongoing services in connection with the Parent’s reporting obligations under the Exchange Act or (ii) payment for outstanding legal fees owed to SRFC, in each case, through the Closing, shall be paid from the gross proceeds of the Private Placement Offering at the first closing thereof.

4.7 Indemnification; Insurance.

(a) The Parent agrees to, and agrees to cause the Surviving Corporation to, take any action necessary to ensure that all rights to indemnification and exculpation now existing in favor of any individual who is currently serving, or has previously served, as a director or officer of the Company as provided in (i) the certificate of incorporation, bylaws, or other governing documents or (ii) any written indemnification agreements to which any current or former officer or director is a party or bound as of the date of this Agreement will survive the Closing and will continue in full force and effect in accordance with their respective terms, except in each case for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b) From and after the Effective Time, the Parent agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each current and former director and officer of the Company (the “Indemnified Executives”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement or otherwise incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL (and the Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under the DGCL, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

(c) From and after the Effective Time, the Parent agrees that it will take any action necessary to ensure that all rights to indemnification now existing in favor of any individual who is currently serving, or has previously served, as a director or officer of the Parent and that is listed on Schedule 4.7(c) (the “Parent Indemnified Executives”) as provided in (i) the certificate of incorporation, bylaws or other governing documents of Parent or (ii) (a) any written indemnification agreements to which any Parent Indemnified Executive is a party or bound as of the date of this Agreement or (b) the indemnification agreements entered into between the Parent and each Parent Indemnified Executive prior to the Effective Time in the form attached hereto as Exhibit E (collectively, the “Pre-Merger Indemnity Agreement”), will survive the Closing and will continue in full force and effect in accordance with their respective terms, except in each case for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(d) Effective as of 12:01 a.m. on the Closing Date, Parent will purchase or cause the Surviving Corporation to purchase, to be effective as of 12:01 a.m. on the Closing Date, director and officer liability insurance (“D&O Insurance”), on customary terms and conditions and as reasonably satisfactory to the Company, covering the directors and officers of the Parent and the Surviving Corporation immediately after the Effective Time, and such D&O Insurance shall include coverage for any acts or omissions that take place on or after the Effective Time, including in connection with the transactions contemplated by this Agreement, and shall be maintained in effect for a period of at least six (6) years following the Effective Time. At the Closing, Parent will also purchase or cause the Surviving Corporation to purchase, to be effective as of 12:01 a.m. on the Closing Date, (i) a directors’ and officers’ liability insurance policy or policy endorsement, on customary terms and conditions and as reasonably satisfactory to the Company, covering the Parent Indemnified Executives with a claims period of six (6) years following the Effective Time, on terms and conditions reasonably satisfactory to the Parent Indemnified Executives with respect to their acts and omissions as directors and officers of Parent occurring prior to the Effective Time (such policy, the “Pre-Merger D&O Policy”) and (ii) “run-off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those persons who are covered on the date of this Agreement by such policies and with terms, conditions, retentions, and limited of liability that are no less advantageous than the coverage provided under the Company’s policies which are in effect as of the date of this Agreement.

(e) The provisions of this Section 4.7 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Executive and Parent Indemnified Executive, as applicable, and nothing in this Agreement shall affect any indemnification rights that any such person may have under the certificate of incorporation or the bylaws of the Company or the Parent or any contract or instrument or applicable Law, including any contract, agreement or arrangement between the Parent, the Company, the Surviving Corporation or any of their respective subsidiaries (on the one hand) and any such Indemnified Executive, Parent Indemnified Executive, any investor or third party (on the other hand). Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 4.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Executive or Parent Indemnified Executive without the prior written consent of such person. The provisions of this Section 4.7 with respect to limitation of liabilities of any Indemnified Executive and Parent Indemnified Executive and advancement of expenses and indemnification that are set forth as of the date hereof in the governing documents of the Company and the Surviving Corporation are incorporated herein by reference and shall continue to apply after the date hereof with respect to the applicable person(s) in their current or former capacities. The obligations of this Section 4.7 will be binding on the successors and assigns of the Parent and the Surviving Corporation.

4.8 Name. The Surviving Corporation’s corporate name shall be “Blue Laser Fusion Acquisition Co.” As of or promptly after the Effective Time, the Parent shall amend its Certificate of Incorporation to change its corporate name to “Blue Laser Fusion, Inc.,” such name to be designated by the Company. Parent may, subject to approval by the Company, effect its name change prior to the Closing.

4.9 Parent Board; Amendment of Charter Documents; Corporate Policies. The Parent shall take such actions as are necessary (including the solicitation of approvals by the Board of Directors and the sole stockholder of the Parent), effective at or prior to the Effective Time, (a) to authorize the Parent’s Board of Directors to consist of five (5) members, (b) to amend and restate its certificate of incorporation to read in its entirety substantially as set forth on Exhibit B hereto and in a manner satisfactory to the Company, (c) to amend and restate its bylaws to read in their entirety substantially as set forth on Exhibit C hereto and in a manner satisfactory to the Company; and (d) to adopt various corporate policies and charters customary for a public company in a manner satisfactory to the Company.

4.10 Parent Equity Incentive Plan. As of the Effective Time, (i) the Board of Directors of Parent shall adopt the equity incentive plan provided to Parent by the Company (the “Parent EIP”) and (ii) the stockholders of the Parent shall adopt the Parent EIP, subject to effectiveness in accordance with Regulation 14C of the Exchange Act, if applicable. The Parent EIP shall reserve for future issuance (A) the greater of (x) 1,500,000 shares of Parent Common Stock and (y) fifteen percent (15%) of the total number of shares of Parent Common Stock outstanding immediately upon the closing of the Merger and the final closing of the Private Placement Offering, on a fully diluted basis (assuming exercise or conversion of all then-outstanding Parent Common Stock equivalents), plus (B) the number of shares of Parent Common Stock subject to the Rollover Options, and plus (C) the number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock that were, as of immediately prior to the Effective Date, reserved and available for issuance under the Company Equity Plans but not issued or subject to outstanding awards and (y) the Exchange Ratio. The Parent EIP may include a customary “evergreen” provision pursuant to which the number of shares and will provide that the shares of Parent Common Stock reserved for issuance thereunder will increase on the first day of each fiscal year of the Parent, beginning on the first day of the second fiscal year of the Parent commencing after the Closing Date, in an amount up to four percent (4%) of the shares of Parent Common Stock outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year.

4.11 Information Provided to Stockholder. The Company shall prepare, with the cooperation of the Parent, information to be sent to the holders of Company Shares in connection with soliciting their approval of the Merger, this Agreement and the related transactions, and the Parent shall prepare, with the cooperation of the Company, information to be sent to the holders of shares of Parent Common Stock in connection with receiving their approval of the Merger, this Agreement and the related transactions. The Parent and the Company shall each use Commercially Reasonable Efforts to cause information provided to such party’s stockholders to comply with applicable federal and state securities Laws requirements and other applicable Laws. Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information to be sent to the stockholders of each Party. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Laws. The information sent by the Company shall contain the recommendation of the Board of Directors of the Company that the

Company Stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are advisable and fair and in the best interests of the Company and such holders. The information sent by the Parent shall contain the conclusion of the Board of Directors of the Parent that the terms and conditions of the Merger are advisable and fair and in the best interests of the Parent. Anything to the contrary contained herein notwithstanding, the Company shall not include in the information sent to the Company Stockholders any information with respect to the Parent or its Affiliates or associates, the form and content of which information shall not have been approved by such party in its reasonable discretion prior to such inclusion.

4.12 Securities Exemptions. Each of the Company and the Parent will use its commercially reasonable efforts to solicit from each Company Stockholder and each stockholder of the Parent prior to the Merger, as the case may be, a certification noting whether such stockholder is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Each of the Company and the Parent shall use its best efforts to ensure that the issuance of the Merger Shares to Company Stockholders and the deemed offer and sale of shares of Parent Common Stock to Parent’s stockholders prior to the Merger are each exempt from registration under the Securities Act.

4.13 Parent Auditor Letter. The Parent shall provide the Parent Auditor with a copy of the Super 8-K and shall request that the Parent Auditor furnish a letter (the “Auditor Letter”) addressed to the Securities and Exchange Commission stating whether the Parent Auditor agrees with the statements made about it by the Parent in the Super 8-K.

4.14 Failure to Fulfill Conditions. In the event that any of the Parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

4.15 Notification of Certain Matters. At or prior to the Effective Time, each party shall give prompt written notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (b) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder. Without limiting the foregoing, Parent shall give prompt written notice to the Company of the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any Parent Fundamental Representation to be untrue, inaccurate or incomplete after the date hereof in any respect.

4.16 Board Seats. As of the Closing Date, the board of directors of the Parent shall consist of at least five (5) members, at least one (1) of whom shall be “independent” within the meaning of the corporate governance rules of the Nasdaq Stock Market (the “Nasdaq Rules”), and shall include (i) two (2) directors nominated by the Company and reasonably acceptable to Lucius Partners, (ii) one (1) director nominated by Lucius Partners and reasonably acceptable to the Company, and (iii) two (2) additional directors, at least one of whom shall be “independent” (within the meaning of the Nasdaq Rules) as mutually agreed by the Company and Lucius Partners. On the Closing Date, all of the legacy officers and directors of the Parent shall resign in accordance with Section 1.9(b) and simultaneously therewith (a) the new Board of Directors shall be appointed as described above and (b) such officers shall be appointed as shall be determined by the Company. Both the Company and Lucius Partners shall be entitled to nominate the number of candidates, and at the times, set forth in this Section 4.16 to the Board of Directors of the Parent, and the Parent shall take all steps necessary to cause the nomination of such persons so nominated.

4.17 Employment Agreements. On the Closing Date, the Parent shall enter into an employment agreement, in form and substance mutually satisfactory to the Company, the Parent and the applicable employee, with each of (i) the individual designated by the Company to serve as the Chief Executive Officer of the Parent following the Effective Time, (ii) the individual designated by the Company to serve as the Executive Chairman of the Parent following the Effective Time, and (iii) such other employees as the Company shall designate (each, an “Employment Agreement” and collectively, the “Employment Agreements”).

4.18 No Solicitation; Exclusivity.

(a) Except as expressly permitted by this Section 4.18, from and after the date of this Agreement (the “Execution Date”) through and including the later of (i) the one hundred eightieth (180th) day after May 11, 2026, and (ii) the twentieth (20th) day following the date on which the Financial Statements are delivered to the Parent pursuant to Section 4.3 (such period, the “Exclusivity Period”), the Company shall not, and shall cause its subsidiaries and its and their respective directors, officers, employees, Affiliates, advisors, agents and other Representatives not to, directly or indirectly, (A) initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making, submission or announcement of, any Acquisition Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations with any person regarding, or furnish to any person any non-public information in connection with or for the purpose of facilitating, any Acquisition Proposal, (C) approve, endorse, recommend, execute or enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (each, a “Company Acquisition Agreement”), or (D) enter into any other transaction that would reasonably be expected to prevent, materially delay or otherwise preclude the consummation of the Private Placement Offering or the Merger on the terms contemplated by this Agreement.

(b) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, indication of interest, proposal or offer (whether public or private, written or oral, binding or non-binding, and whether or not subject to conditions) from any person (other than the Parent, the Acquisition Subsidiary or their respective Affiliates) relating to, in a single transaction or a series of related transactions: (i) any public or private offering, issuance or sale of any equity securities, equity-linked securities or debt securities of the Company or any of its subsidiaries; (ii) any merger, consolidation, share exchange, business combination, reverse merger, recapitalization, reorganization, joint venture or other similar transaction involving the Company or any of its subsidiaries (including any “going-public” transaction); (iii) any direct or indirect acquisition of, or investment in, any equity securities or assets of the Company or any of its subsidiaries (other than the acquisition of inventory or non-material assets in the Ordinary Course of Business); or (iv) any divestiture, sale, transfer, license, lease or other disposition of all or any material portion of the assets, business or properties of the Company or any of its subsidiaries; provided, however, that the term “Acquisition Proposal” shall not include (x) the transactions contemplated by this Agreement and the other Transaction Documentation, including the Private Placement Offering and the Merger, or (y) the grant or issuance of equity awards to employees, consultants or other service providers of the Company in the Ordinary Course of Business pursuant to Company Equity Plans existing as of the date hereof.

(c) The Company shall, and shall cause its subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations and communications with any person (other than the Parent, the Acquisition Subsidiary and their respective Representatives) with respect to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and shall promptly request the return or destruction of all non-public information regarding the Company or any of its subsidiaries previously furnished to any such person in connection therewith.

(d) The Company shall promptly (and in any event within four (4) Business Days) notify the Parent in writing of the receipt by the Company, any of its subsidiaries or any of their respective Representatives of any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, which notice shall identify the person making such Acquisition Proposal, inquiry, proposal or offer and describe in reasonable detail the material terms and conditions thereof. The Company shall keep the Parent reasonably informed on a current basis of the status and material terms of, and any material developments with respect to, any such Acquisition Proposal, inquiry, proposal or offer.

(e) Notwithstanding anything to the contrary in this Section 4.18, at any time prior to the expiration of the Exclusivity Period (as defined in Section 4.18(a)), in the event that the Company or any of its Representatives receives a bona fide written Acquisition Proposal from any person or group of persons that did not result from a breach of this Section 4.18 (other than a de minimis breach), the Company and its Representatives may (i) contact such person or group of persons solely to the extent reasonably necessary to clarify the terms and conditions thereof, and (ii) if the Company’s board of directors (or any duly authorized committee thereof) determines, in good faith, after consultation with its legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and that the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law, then the Company may (A) furnish, following the execution by such person of a confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in Section 4.5 (Access to Information) (“Acceptable Confidentiality Agreement”), non-public information regarding the Company and its subsidiaries to such person; provided, that the Company shall promptly (and in any event within four (4) Business Days) provide to the Parent a copy of such Acceptable Confidentiality Agreement and any non-public information furnished to such person to the extent not previously provided to the Parent, and (B) engage in or participate in discussions or negotiations with such person regarding such Acquisition Proposal.

(f) Notwithstanding anything to the contrary in this Section 4.18, at any time prior to the expiration of the Exclusivity Period (as defined in Section 4.18(a)), the Company’s board of directors (or any duly authorized committee thereof) may (i) effect a Company Board Adverse Recommendation Change, or (ii) cause the Company to terminate this Agreement pursuant to Section 7.1 in order to enter into a Company Acquisition Agreement with respect to a Superior Proposal, in each case if the Company’s board of directors (or any duly authorized committee thereof) has determined, in good faith, after consultation with its legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law and (in the case of clause (ii)) that such Acquisition Proposal constitutes a Superior Proposal; provided, that (1) the Company shall have given the Parent at least four (4) Business Days’ prior written notice of its intention to take such action (which notice shall identify the person making such Superior Proposal and describe the material terms and conditions thereof and include a copy of the proposed Company Acquisition Agreement and any related transaction documents), (2) unless the Parent indicates in writing that it does not wish to negotiate, the Company shall, and shall cause its Representatives to, negotiate in good faith with the Parent during such notice period to enable the Parent to propose, in writing, an offer binding on the Parent to effect such revisions to this Agreement as would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) at the end of such notice period, the Company’s board of directors (or any duly authorized committee thereof) shall have considered in good faith any such binding offer and determined, after consultation with its financial advisors and outside legal counsel, that such Superior Proposal continues to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect, and (4) in the event of any material modification to the financial terms or other material terms of such Superior Proposal, the Company shall again comply with the requirements of this clause and deliver to the Parent an additional notice consistent with the requirements set forth above, and the notice period shall recommence (except that the new notice period shall be at least two (2) Business Days).

(g) For purposes of this Agreement: (i) “Superior Proposal” means a bona fide written Acquisition Proposal (with each reference to “any” in clauses (i), (ii), (iii) and (iv) of the definition of Acquisition Proposal being read as a reference to “all or substantially all” for purposes of this definition) made by a third party that the Company’s board of directors (or any duly authorized committee thereof) has determined, in its good-faith judgment, after consultation with its legal counsel and after taking into account all factors and matters deemed relevant in good faith by such board (or committee), including financial, legal, regulatory, timing, certainty of closing and any other aspects of the proposal, would, if consummated, (A) be more favorable to the Company and the Company Stockholders than the transactions contemplated by this Agreement and (B) is reasonably capable of being completed in accordance with its terms; and (ii) “Company Board Adverse Recommendation Change” means any (A) qualification, withholding, withdrawal or modification, in a manner adverse to the Parent, of the recommendation of the Company’s board of directors (or any duly authorized committee thereof) that the Company Stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby, or any public proposal to do any of the foregoing; or (B) approval, adoption, recommendation or endorsement of, or public proposal to approve, adopt, recommend or endorse, any Acquisition Proposal.

Without limiting the generality of the foregoing, the Company acknowledges and agrees that any breach of this Section 4.18 by any of its subsidiaries or any of its or their respective Representatives shall be deemed a breach of this Section 4.18 by the Company. The Parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Section 4.18 by the Company, and the Parent shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach pursuant to Section 8.13.

4.19 Parent No Solicitation.

(a) Except as expressly permitted by this Section 4.19, from and after the date of this Agreement through the Exclusivity Period, the Parent shall not, and shall cause its subsidiaries and its and their respective directors, officers, employees, Affiliates, advisors, agents and other Representatives not to, directly or indirectly:

(i) initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making, submission or announcement of, any Parent Acquisition Proposal;

(ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person regarding, or furnish to any Person any non-public information in connection with or for the purpose of facilitating, any Parent Acquisition Proposal;

(iii) approve, endorse, recommend, execute or enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Parent Acquisition Proposal (each, a “Parent Alternative Acquisition Agreement”); or

(iv) enter into any other transaction that would reasonably be expected to prevent, materially delay or otherwise preclude the consummation of the Private Placement Offering or the Merger on the terms contemplated by this Agreement.

(b) The Parent shall, and shall cause its subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations and communications with any Person (other than the Company and its Representatives) with respect to any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal, and shall promptly request the return or destruction of all non-public information regarding the Parent or any of its subsidiaries previously furnished to any such Person in connection therewith.

(c) The Parent shall promptly (and in any event within four (4) Business Days) notify the Company in writing of the receipt by the Parent, any of its subsidiaries or any of their respective Representatives of any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal, which notice shall identify the Person making such Parent Acquisition Proposal, inquiry, proposal or offer and describe in reasonable detail the material terms and conditions thereof. The Parent shall keep the Company reasonably informed on a current basis of the status and material terms of, and any material developments with respect to, any such Parent Acquisition Proposal, inquiry, proposal or offer.

(d) Notwithstanding anything to the contrary in this Section 4.19, at any time prior to the expiration of the Parent Exclusivity Period, in the event that the Parent or any of its Representatives receives a bona fide written Parent Acquisition Proposal from any Person or group of Persons that did not result from a breach of this Section 4.19 (other than a de minimis breach), the Parent and its Representatives may (i) contact such Person or group of Persons solely to the extent reasonably necessary to clarify the terms and conditions thereof, and (ii) if the Parent Board (or any duly authorized committee thereof) determines, in good faith, after consultation with its legal counsel, that such Parent Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Parent Superior Proposal and that the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law, then the Parent may (A) furnish, following the execution by such Person of a confidentiality agreement on terms no less favorable to the Parent in the aggregate than those contained in Section 4.5 (Access to Information) (an “Acceptable Parent Confidentiality Agreement”), non-public information regarding the Parent and its subsidiaries to such Person; provided, that the Parent shall promptly (and in any event within four (4) Business Days) provide to the Company a copy of such Acceptable Parent Confidentiality Agreement and any non-public information furnished to such Person to the extent not previously provided to the Company, and (B) engage in or participate in discussions or negotiations with such Person regarding such Parent Acquisition Proposal.

(e) Notwithstanding anything to the contrary in this Section 4.19, at any time prior to the expiration of the Parent Exclusivity Period, the Parent Board (or any duly authorized committee thereof) may (i) effect a Parent Adverse Recommendation Change, or (ii) cause the Parent to terminate this Agreement pursuant to Section 7.1 in order to enter into a Parent Alternative Acquisition Agreement with respect to a Parent Superior Proposal, in each case if the Parent Board (or any duly authorized committee thereof) has determined, in good faith, after consultation with its legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law and (in the case of clause (ii)) that such Parent Acquisition Proposal constitutes a Parent Superior Proposal; provided, that (1) the Parent shall have given the Company at least four (4) Business Days’ prior written notice of its intention to take such action (which notice shall identify the Person making such Parent Superior Proposal and describe the material terms and conditions thereof and include a copy of the proposed Parent Alternative Acquisition Agreement and any related transaction documents), (2) unless the Company indicates in writing that it does not wish to negotiate, the Parent shall, and shall cause its Representatives to, negotiate in good faith with the Company during such notice period to enable the Company to propose, in writing, an offer binding on the Company to effect such revisions to this Agreement as would cause such Parent Superior Proposal to no longer constitute a Parent Superior Proposal, (3) at the end of such notice period, the Parent Board (or any duly authorized committee thereof) shall have considered in good faith any such binding offer and determined, after consultation with its financial advisors and outside legal counsel, that such Parent Superior Proposal continues to constitute a Parent Superior Proposal if the revisions proposed in such binding offer were to be given effect, and (4) in the event of any material modification to the financial terms or other material terms of such Parent Superior Proposal, the Parent shall again comply with the requirements of this clause and deliver to the Company an additional notice consistent with the requirements set forth above, and the notice period shall recommence (except that the new notice period shall be at least two (2) Business Days).

(f) For purposes of this Section 4.19:

(i) “Parent Acquisition Proposal” means any inquiry, indication of interest, proposal or offer (whether public or private, written or oral, binding or non-binding, and whether or not subject to conditions) from any Person (other than the Company or its Affiliates) relating to, in a single transaction or a series of related transactions: (A) any public or private offering, issuance or sale of any equity securities, equity-linked securities or debt securities of the Parent or any of its subsidiaries; (B) any merger, consolidation, share exchange, business combination, reverse merger, recapitalization, reorganization, joint venture or other similar transaction involving the Parent or any of its subsidiaries; (C) any direct or indirect acquisition of, or investment in, any equity securities or assets of the Parent or any of its subsidiaries (other than the acquisition of inventory or non-material assets in the Ordinary Course of Business); or (D) any divestiture, sale, transfer, license, lease or other disposition of all or any material portion of the assets, business or properties of the Parent or any of its subsidiaries; provided, however, that the term “Parent Acquisition Proposal” shall not include (x) the transactions contemplated by this Agreement and the other Transaction Documentation, including the Private Placement Offering and the Merger, or (y) the grant or issuance of equity awards to employees, consultants or other service providers of the Parent in the Ordinary Course of Business.

(ii) “Parent Superior Proposal” means a bona fide written Parent Acquisition Proposal (with each reference to “any” in clauses (A), (B), (C) and (D) of the definition of Parent Acquisition Proposal being read as a reference to “all or substantially all” for purposes of this definition) made by a third party that the Parent Board (or any duly authorized committee thereof) has determined, in its good-faith judgment, after consultation with its legal counsel and after taking into account all factors and matters deemed relevant in good faith by such board (or committee), including financial, legal, regulatory, timing, certainty of closing and any other aspects of the proposal, would, if consummated, (A) be more favorable to the Parent and the Parent Stockholders than the transactions contemplated by this Agreement and (B) is reasonably capable of being completed in accordance with its terms.

(iii) “Parent Adverse Recommendation Change” means any (A) qualification, withholding, withdrawal or modification, in a manner adverse to the Company, of the recommendation of the Parent Board (or any duly authorized committee thereof) that the Parent Stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby, or any public proposal to do any of the foregoing; or (B) approval, adoption, recommendation or endorsement of, or public proposal to approve, adopt, recommend or endorse, any Parent Acquisition Proposal.

(g) Without limiting the generality of the foregoing, the Parent acknowledges and agrees that any breach of this Section 4.19 by any of its subsidiaries or any of its or their respective Parent Representatives shall be deemed a breach of this Section 4.19 by the Parent. The Parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Section 4.19 by the Parent, and the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach pursuant to Section 8.13.

4.20 Tax Matters.

(a) From and after the date of this Agreement and until the Effective Time, each Party (i) shall use its commercially reasonable efforts to ensure that the Merger will qualify for the Intended Tax Treatment, and (ii) shall not take any action, cause or permit any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying for the Intended Tax Treatment. Following the Effective Time, none of the Company, the Parent, or any of their respective Affiliates shall take any action, cause or permit any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Intended Tax Treatment from being applicable.

(b) At and after the Effective Time, each of the Parent and the Surviving Corporation covenants and agrees that it:

(i) will maintain all books and records and file all federal, state, and local income Tax Returns and schedules thereto of the Parent, the Surviving Corporation, and the Acquisition Subsidiary in a manner consistent with the Merger’s being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local income Tax Laws);

(ii) will, either directly or through a member of the Parent’s Qualified Group, continue at least one significant historic business line of the Company, or use at least a significant portion of the historic business assets of the Company in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d);

(iii) in connection with the Merger, will not reacquire, and will not permit any person that is a “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to the Parent to acquire, any of the Merger Shares issued in connection with the Merger; and

(iv) will not sell or otherwise dispose of any of the Company assets acquired via the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulations Section 1.368-2(k).

ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER

5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a) prior to the Closing, the Company and the Parent shall have in escrow in connection with the Private Placement Offering an amount of cash that equals at least the Minimum Offering and the conditions to the closing of such Private Placement Offering shall have been satisfied (other than the consummation of the Merger and those other conditions that, by their nature, will be satisfied at the Closing of the Private Placement Offering) and such amount of gross proceeds shall be unencumbered cash available to the Parent and the Surviving Corporation at the Effective Time (other than as expressly contemplated by this Agreement);

(b) the Registration Rights Agreements shall have been duly executed and delivered to the Company and Parent by the parties thereto; and

(c) no order of any court or other Governmental Entity shall be pending or in effect restraining or prohibiting the completion of the transactions contemplated hereby.

5.2 Conditions to Obligations of the Parent and the Acquisition Subsidiary. The obligation of each of the Parent and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a) the Company shall have obtained (and shall have provided copies thereof to the Parent) all waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices set forth on Schedule 5.2(a);

(b) the Company shall have obtained (and shall have provided copies thereof to the Parent) the written consents or approval from (i) all of the members of its Board of Directors and (ii) Company Stockholders holding (x) at least a majority of the shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis and (y) at least a majority of the shares of Company Preferred Stock, voting together as a single class on an as-converted basis, in each case to approve the execution, delivery and performance by the Company of this Agreement and the other Transaction Documentation to which the Company is a party and the transactions contemplated therein, in form and substance reasonably satisfactory to the Parent;

(c) all representations and warranties of the Company set forth in ARTICLE II (other than the Company Fundamental Representations), without giving effect to materiality, “Company Material Adverse Effect”, or similar qualifications, shall be true and correct as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date (provided, however, that to the extent such representation and warranty expressly relates to a specified date, such representation and warranty shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be so true and correct (without giving effect to materiality, “Company Material Adverse Effect”, or similar qualifications) would not have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the representations and warranties of the Company set forth in Sections 2.1 (Organization, Qualification and Corporate Power), 2.2 (Capitalization), 2.3 (Authorization of Transaction), 2.4 (Non-Contravention), 2.5 (Subsidiaries), and 2.12 (Brokers’ Fees) (the “Company Fundamental Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (or in the case of representations and warranties that are made as of a specific date, shall be so true and correct only as of such specified date);

(d) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e) no Legal Proceedings shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) the Company shall deliver to the Parent the Employment Agreements, duly executed by each respective employee pursuant to Section 4.17; and

(g) the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate executed by the Chief Executive Officer of the Company (the “Company Certificate”) to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (c) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of this Section 5.2 has been satisfied in all respects;

(h) the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate executed by the Secretary of the Company, certifying as to (i) true, correct and complete copies of the certificate of incorporation or the bylaws of the Company; (ii) the valid adoption of resolutions of the board of directors and Company Stockholders (whereby this Agreement, the Merger and the transactions contemplated hereunder were unanimously approved by the board of directors and the requisite vote of the Company Stockholders); and (iii) a good standing certificate from the Secretary of State of the State of Delaware dated within five (5) Business Days prior to the Closing Date; and (iv) incumbency of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement;

(i) pursuant to Section 4.3, the Company shall have delivered to the Parent the Financial Statements for inclusion under Items 2.01(f) and 5.01(a)(8) of Form 8-K;

(j) no Company Material Adverse Effect shall have occurred since the date of this Agreement;

(k) the Company shall have delivered the Pre-Merger Indemnity Agreement to the Parent, duly executed by the Company; and

(l) the Company shall have delivered to the Parent written evidence reasonably satisfactory to the Parent of the binding of the Pre-Merger D&O Policy.

5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following additional conditions:

(a) the Parent shall have obtained (and shall have provided copies thereof to the Company) the written consents or approvals of (i) all of the members of its Board of Directors of Parent, (ii) the sole stockholder of Parent, (iii) all of the members of the Board of Directors of Acquisition Subsidiary, and (iv) the sole stockholder of Acquisition Subsidiary, in each case to the execution, delivery and performance by each such entity of this Agreement and/or the other Transaction Documentation to which each such entity is a party, in form and substance reasonably satisfactory to the Company;

(b) the Parent shall have obtained (and shall have provided copies thereof to the Company) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices set forth on Schedule 5.3(b);

(c) (i) the representations and warranties of the Parent and the Acquisition Subsidiary set forth in ARTICLE III (other than the Parent Fundamental Representations), without giving effect to materiality, “Parent Material Adverse Effect”, or similar qualifications, shall be true and correct as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date (provided, however, that to the extent such representation and warranty expressly relates to a specified date, such representation and warranty shall be so true and correct only as of such specified date) except to the extent the failure of such representations and warranties to be so true and correct (without giving effect to materiality, “Parent Material Adverse Effect”, or similar qualifications) would not have, individually or in the aggregate, a Parent Material Adverse Effect; and (ii) the representations and warranties of the Parent and the Acquisition Subsidiary set forth in Sections 3.1 (Organization, Qualification and Corporate Power), 3.2 (Capitalization), 3.3 (Authorization of Transaction), 3.4 (Non-Contravention), 3.5 (Subsidiaries), 3.20 (Employee Benefits), 3.24 (Tax-Free Reorganization), 3.25 (Brokers’ Fees), 3.31 (Investment Company), and 3.33 (No Integrated Offering) (the “Parent Fundamental Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (or in the case of representations and warranties that are made as of a specific date, shall be so true and correct only as of such specified date);

(d) each of the Parent and the Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) the Board of Directors of the Parent and the sole stockholder of the Parent shall each have adopted the EIP (such stockholder approval subject to effectiveness in accordance with Regulation 14C of the Exchange Act, if applicable);

(g) the Parent shall have delivered to the Company a certificate executed by the Chief Executive Officer or President of the Parent (the “Parent Certificate”) to the effect that each of the conditions specified in clause (b) of Section 5.1 and clauses (a) through (e), (i), (l) and (o) (insofar as clause (e) relates to Legal Proceedings involving the Parent or the Acquisition Subsidiary) of this Section 5.3 has been satisfied in all respects;

(h) each of the Parent and Acquisition Subsidiary shall have delivered to the Company a certificate, validly executed by the Secretary of the Parent and the Secretary of the Acquisition Subsidiary, as applicable, certifying as to (i) true, correct and complete copies of its certificate of incorporation and bylaws; (ii) the valid adoption of resolutions of the board of directors and stockholders of the Parent or Acquisition Subsidiary, as applicable (whereby this Agreement, the Merger and the transactions contemplated hereunder were unanimously approved by the board of directors and, if requested, the requisite vote of the stockholders of Parent or the Acquisition Subsidiary, as applicable); (iii) a good standing certificate from the Secretary of State of the State of Delaware dated within five (5) Business Days prior to the Closing Date; (iv) incumbency of the officers of the Parent or the Acquisition Subsidiary, as applicable, executing this Agreement or any other agreement contemplated by this Agreement; and (v) a true, correct and complete list of all stockholders of Parent as of immediately prior to the Effective Time and the shares of Parent Common Stock held by each such stockholder that are then-outstanding, which shares shall equal, in the aggregate, 1,000,000 shares of Parent Common Stock;

(i) the Company shall have previously approved the amount of the fees, costs and expenses of the Parent (including amounts payable by the Parent or to be paid or reimbursed from the proceeds of the Private Placement Offering, as set forth in Section 4.6), with such approval not to be unreasonably withheld;

(j) the Parent shall have delivered to the Company (i) evidence that the Parent’s Board of Directors is, as of the Effective Time, authorized to consist of at least five (5) individuals, (ii) evidence of the resignations of all individuals who served as directors and/or officers of the Parent as of immediately prior to the Effective Time, which resignations shall be effective as of the Effective Time, (iii) evidence of the appointment, including the filing of a 14f-1 at least ten days prior to the anticipated Closing Date, of the directors designated pursuant to Section 4.16 to serve as directors of the Parent effective as of the Effective Time, (iv) evidence of the unanimous consent of the sole stockholder of the Parent to the appointment of the above named directors, and (v) evidence of the appointment of such executive officers of the Parent to serve immediately following the Effective Time as shall have been designated by the Company;

(k) the Auditor Letter shall have been furnished to the Parent and the Parent shall have delivered a copy of such Auditor Letter to the Company, and the Parent Auditor shall have consented to the filing of the Auditor Letter in the Super 8-K;

(l) the Parent shall be in compliance in all material respects with all requirements of applicable securities laws, including the filing of reports required by the Exchange Act, and shall have taken all actions with respect thereto as shall be required or reasonably requested by the Company in connection therewith;

(m) the Parent shall have executed and delivered to the Company a counterpart of each Employment Agreement;

(n) the Parent shall have delivered to the Company a payoff letter executed by Lucius Partners Opportunity Fund, LP (the “Debt Holder”) in a form reasonably acceptable to the Company and the Debt Holder (the “Payoff Letter”) setting forth (x) the amount required to pay off the indebtedness owing to the Debt Holder, (y) that upon payment of such amount, the contract with respect to such indebtedness will be terminated and the Parent released therefrom, and (z) the Debt Holder’s commitment to release all liens, if any, that the Debt Holder may hold on the Parent’s assets prior to the Closing Date or an authorization for the Parent to do so;

(o) the Parent shall have delivered the Pre-Merger Indemnity Agreements to the Company, duly executed by the Parent and the Parent Indemnified Executives; and

(p) No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

ARTICLE VI DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Definition	Section
Acceptable Confidentiality Agreement	4.18(e)
Acquisition Proposal	4.18(b)
Acquisition Subsidiary	INTRODUCTION
Affiliate	3.26
Agreement	INTRODUCTION
Auditor Letter	4.13
Break-Up Fee	7.3
Business Day	1.2
Certificate of Merger	1.1(b)
Closing	1.2
Closing Date	1.2
Code	RECITALS
Company	INTRODUCTION
Company Acquisition Agreement	4.18(a)
Company Balance Sheet	2.7
Company Balance Sheet Date	2.7
Company Board Adverse Recommendation Change	4.18(g)
Company Board Recommendation	4.18(g)
Company Certificate	5.2(g)
Company Common Stock	1.6(b)
Company Confidential Information	4.5(c)
Company Consents	2.3
Company Convertible Notes	2.2
Company Disclosure Schedule	ARTICLE II
Company Equity Plan(s)	2.2
Company Financial Statements	2.7
Company Interim Statements	2.7

Company Material Adverse Effect	2.4
Company Options	2.2
Company Preferred Stock	2.2
Company SAFE Agreements	2.2
Company Shares	1.6(c)
Company Shares Certificates	1.6(d)
Company Stockholders	RECITALS
Company Warrants	2.2
D&O Insurance	4.7(d)
Debt Holder	5.3(n)
DGCL	RECITALS
Dissenting Shares	1.7(a)
Effective Time	1.1(b)
Employment Agreement(s)	4.20
End Date	7.1(b)
Environmental Law	3.21(d)
ERISA	3.18
ERISA Affiliate	3.18
Exchange Act	1.14(b)
Exchange Ratio	1.6(c)
Excluded Shares	1.6(b)
Exclusivity Period	4.18(a)
Execution Date	4.18(a)
Fraud	8.14
GAAP	2.4
Governmental Entity	2.4
Indemnified Executives	4.7(b)
Intended Tax Treatment	RECITALS
Laws	2.4
Legal Proceeding	2.10
Lucius Partners	4.6
Material Contracts	2.10(a)
Merger	RECITALS
Merger Shares	1.6(c)
Merger Shares Certificates	1.6(d)
Nasdaq Rules	4.16
Ordinary Course of Business	2.4
Parent	INTRODUCTION
Parent Auditor	3.27
Parent Certificate	5.3(g)
Parent Common Stock	RECITALS
Parent Confidential Information	4.5(d)
Parent Disclosure Schedule	ARTICLE III
Parent EIP	4.10
Parent Financial Statements	3.8
Parent Form 10	3.6

Parent Fundamental Representations	5.3(c)
Parent Indemnified Executives	4.6(c)
Parent Insider	3.23
Parent Material Adverse Effect	3.21
Parent Previous Filings	3.6
Parent SEC Filings	3.6
Party	INTRODUCTION
Pre-Merger D&O Policy	4.7(d)
Pre-Merger Indemnity Agreement	4.7(c)
Pre-Merger Shares	3.2
Preferred Conversion	1.5
Private Placement Offering	RECITALS
Financial Statements	4.3
Purchase Price	RECITALS
Qualified Group	3.24(i)
Commercially Reasonable Efforts	4.1(b)
Registration Rights Agreements	1.14(c)
Representatives	4.5(c)
Rollover Option	1.6(e)
SEC	1.14(a)
Securities Act	RECITALS
Security Interest	2.4
Super 8-K	4.3
Superior Proposal	4.18(g)
Surviving Corporation	1.1(a)
Tax Returns	1.15
Taxes	1.15
Transaction Documentation	3.3
Treasury Regulations	RECITALS
Unit	RECITALS

ARTICLE VII TERMINATION

7.1 Termination. Except as provided in Section 7.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing only:

(a) by the mutual agreement of the Company and the Parent;

(b) by the Company or the Parent if the Closing Date shall not have occurred within one hundred twenty (120) calendar days after May 11, 2026 (such date, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to comply with its obligations under this Agreement or any of the other Transaction Documentation has been the principal cause of, or has primarily resulted in, the Merger failing to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

(c) by the Company if (i) any Law shall be in effect which has the effect of making the Merger illegal or otherwise prohibits or prevents the consummation of the Merger or (ii) if the consummation of the Merger would violate any final and non-appealable order;

(d) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Parent or the Acquisition Subsidiary contained in this Agreement (excluding conditions that by their nature are to be satisfied at the Closing) such that the conditions set forth in Sections 5.1 or 5.3 for the benefit of the Company would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to the Parent (or otherwise waived in writing by the Company); provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Sections 5.1 or 5.3 for the benefit of the Company are incapable of being satisfied on or before the End Date; or

(e) by the Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement (excluding conditions that by their nature are to be satisfied at the Closing) such that the conditions set forth in Sections 5.1 or 5.2 for the benefit of the Parent or the Acquisition Subsidiary would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to the Company (or otherwise waived in writing by the Parent and the Acquisition Subsidiary); provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Sections 5.1 or 5.2 for the benefit of the Parent or the Acquisition Subsidiary are incapable of being satisfied on or before the End Date.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of the Parent, the Acquisition Subsidiary or the Company, or their respective representatives, as applicable; provided, however, that (i) if this Agreement is terminated by a Party because of a breach of this Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of another Party’s willful or intentional failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies in accordance with this Agreement will survive such termination (provided, further, however, that a terminating Party may not both (x) terminate this Agreement or pursue such legal remedies and (y) bring or maintain any claim, action, or proceeding for injunction or specific performance as provided in Section 8.13 and (ii) that the provisions of Section 4.4(c), Section 4.4(d), ARTICLE VIII (Miscellaneous) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VII.

7.3 Break-Up Fee. In the event that this Agreement is terminated by the Company pursuant to Section 7.1(e), then the Company shall, within two (2) Business Days after such termination, pay (or cause to be paid) to the Parent, in immediately available funds, an amount equal to the greater of (1) the reasonable and documented legal, professional and out-of-pocket fees and expenses of the Parent and Lucius Partners relating to the transactions contemplated by this Agreement, and (2) $100,000, in each case as the Company’s break-up fee (the “Break-Up Fee”) for its role in the transactions contemplated by this Agreement. The Parties acknowledge and agree that (x) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (y) without these agreements, the Parties would not have entered into this Agreement, and (z) the Break-Up Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parent in the circumstances in which the Break-Up Fee is payable. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that the Break-Up Fee, if and when actually paid in full in circumstances in which the Parent is entitled to receive the Break-Up Fee pursuant to this Section 7.3, shall represent the sole and exclusive remedy of the Parent, the Acquisition Subsidiary and their respective Affiliates and Representatives (including Lucius Partners) for, and the Company shall have no further liability or obligation to any such person under or in connection with, this Agreement, the termination hereof or any failure of the Company to consummate the transactions contemplated hereby. The provisions of this Section 7.3 shall survive any termination of this Agreement.

ARTICLE VIII MISCELLANEOUS

8.1 Press Releases and Announcements. Except as expressly contemplated by this Agreement, no Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, which shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rules (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in ARTICLE I concerning issuance of the Merger Shares is intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.7 concerning indemnification are intended for the benefit of the Indemnified Executives and the Parent Indemnified Executives, respectively, and their respective successors and assigns.

8.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documentation constitute the entire agreement among the Parties and supersedes any prior or (other than as set forth in the Transaction Documentation) contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with respect to the Merger. Notwithstanding anything to the contrary in this Agreement, the Company Disclosure Schedules and Parent Disclosure Schedules, schedules and similar documents and instruments delivered pursuant to this Agreement shall not be deemed part of this Agreement for purposes of Section 268(b) of the DGCL but shall have the effects provided in this Agreement otherwise (including with respect this Section 8.3).

8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

8.5 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and will become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Parties hereto; it being understood and agreed that all Parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com) will be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement. All counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered and received: (a) when received if given in person with confirmation of receipt (email being sufficient), (b) upon receipt if sent by registered or certified mail or via a reputable nationwide overnight courier service, with postage or delivery fees prepaid and electronic delivery tracking information available, or (c) on the date of transmission if sent by electronic mail (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email or other wire transmission (solely if receipt is confirmed). All notices, requests, demands, claims or other communication hereunder will be addressed as follows:

If to the Company or the Company Stockholders:	Blue Laser Fusion Inc. 6950 Hollister Ave. Goleta, CA 93117 Attention: Richard Ogawa E-mail: ****

With copy to (which copy shall not constitute notice hereunder):	Pillsbury Winthrop Shaw Pittman LLP 2400 Hanover Street Palo Alto, CA 94304 Attention: Allison Leopold Tilley; Davina Kaile E-mail: **** ****

If to the Parent or the Acquisition Subsidiary (prior to the Closing):	Unite Acquisition 2 Corp. 12 E. 49th Street, 11th Floor New York, NY 10017 Attention: Nathan Pereira, CEO Email: ****

With copy to (which copy shall not constitute notice hereunder):	Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Attention: Avital Perlman; Marcelle Balcombe E-mail: ****, ****

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.8 Governing Law. This Agreement must be interpreted and construed in accordance with the internal Laws of the State of New York. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of New York.

8.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time, provided that no such amendment shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.11 Submission to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.

8.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR, OR PERSONAL REPRESENTATIVE WILL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED ON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES CONTEMPLATED HEREBY OR REFERENCED HEREIN. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED. THE PROVISIONS OF THIS SECTION 8.12 HAVE BEEN FULLY DISCUSSED BY THE PARTIES AND WILL BE SUBJECT TO NO EXCEPTIONS.

8.13 Remedies; Specific Performance. The Parties agree that immediate and irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that the Parties would not have any adequate remedy at law in such event (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated herein). Accordingly, it is agreed that, (a) each of the Parent and the Company shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief, each without proof of damages prior to the valid termination of this Agreement in accordance with Section 7.1, and except as set forth in Section 7.3, to prevent breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) prior to the Closing or any termination of this Agreement in accordance with Section 7.1, and except as set forth in Section 7.3, damages shall be awarded only in a case where a court of competent jurisdiction determines that, notwithstanding the Parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy.

8.14 Survival. The obligations, covenants and agreements that by their terms are to be performed following the Closing pursuant to any of the Transaction Documentation or this Agreement shall survive the Effective Time in accordance with their terms and all other obligations, covenants and agreements herein and therein shall terminate and shall not survive the Closing, except that this ARTICLE VIII shall survive the Closing indefinitely. Except with respect to any claims for Fraud, the representations or warranties in this Agreement and in any certificate or instrument delivered pursuant to this Agreement shall not survive the Effective Time. Effective as of the Closing, there are no remedies available to the Parties with respect to any breach of the representations, warranties, covenants or agreements of the Parties, except in the case of fraud, and except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, and the remedies that may be available under Section 8.13 (Remedies; Specific Performance). For purposes of this Agreement, “Fraud” means, with respect to any person, an actual intentional and knowingly common law fraud under the Laws of the State of Delaware (as interpreted by Delaware courts) by such person in the making of such person’s representations and warranties set forth in this Agreement, provided that, for the avoidance of doubt, “Fraud” shall not include any equitable fraud, negligent misrepresentation, promissory fraud, unfair dealings, extra contractual fraud, or any other fraud or torts based on recklessness or negligence.

8.15 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) The use of the masculine, feminine or neuter gender or the singular or plural form of words herein will not limit any provision of this Agreement.

(d) The use of the terms “including” or “include” will in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

(e) Unless the context clearly provides otherwise, the use of the word “or” is inclusive.

(f) Reference to any person includes such person’s successors and assigns, to the extent such successors and assigns are permitted by the terms of this Agreement, and in the case of any governmental authority, to any person succeeding to its functions and capacities. Reference to a person in a particular capacity excludes such person in any other capacity or individually.

(g) Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.

(h) References to Articles, Sections, paragraphs, clauses, Schedules, Annexes or Exhibits will refer to those portions of this Agreement unless otherwise specified.

(i) The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import will refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Schedule, Annex or Exhibit to, this Agreement unless otherwise specified.

(j) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(k) Any reference in this Agreement to “dollars” or “$” means United States dollars.

(l) All references to a specific time of day refer to the specific time of day in the Pacific Time Zone of the United States of America.

(m) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger and Reorganization as of the date first above written.

PARENT:
UNITE ACQUISITION 2 CORP.

By:	/s/ Nathan Pereira
Name: Nathan Pereira
Title: President and Chief Executive Officer

ACQUISITION SUBSIDIARY:
BLUE LASER FUSION ACQUISITION CO.

By:	/s/ Nathan Pereira
Name: Nathan Pereira
Title: President and Chief Executive Officer

COMPANY:
BLUE LASER FUSION INC.

By:	/s/ Shuji Nakamura
Name: Shuji Nakamura
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

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